Filed Pursuant to Rule (424(b)(5)
Registration Nos. 333-126750 and 333-126750-06

Prospectus Supplement

(To Prospectus dated September 1, 2005)

JPMorgan Chase Capital XIX

20,000,000 Capital Securities

6.625% Capital Securities, Series S

(Liquidation amount $25 per capital security)

Fully and unconditionally guaranteed, to the extent described below, by

JPMorgan Chase & Co.

Distributions are payable quarterly, beginning December 29, 2006

JPMorgan Chase Capital XIX, a Delaware statutory trust, will issue the capital securities. Each capital security represents an undivided beneficial interest in the assets of the issuer. The only assets of the issuer will be junior subordinated deferrable interest debentures issued by JPMorgan Chase & Co., which we refer to as the “subordinated debentures.” The issuer will pay distributions on the capital securities only from the proceeds, if any, of interest payments on the subordinated debentures.

The subordinated debentures will bear interest from the date they are issued until September 29, 2036, the “scheduled maturity date,” at the annual rate of 6.625% of their principal amount, payable quarterly in arrears on each March 29, June 29, September 29 and December 29, beginning December 29, 2006. We will not be required to settle deferred interest pursuant to the alternative payment mechanism described in this prospectus supplement until we have deferred interest for 5 years or made a payment of current interest, and we may defer interest for up to 10 years without giving rise to an event of default. Deferred interest may be cancelled in certain limited circumstances, and in the event of bankruptcy, holders will have a limited claim for deferred interest.

The principal amount of the subordinated debentures will become due on the scheduled maturity date only to the extent that we have received proceeds from the sale of certain qualifying capital securities during a 180-day period ending on a notice date not more than 15 or less than 10 business days prior to such date. We will use our commercially reasonable efforts, subject to certain market disruption events, to sell enough qualifying capital securities to permit repayment of the subordinated debentures in full on the scheduled maturity date. If any amount is not paid on the scheduled maturity date, it will remain outstanding and bear interest at a floating rate payable monthly in arrears and we will continue to use our commercially reasonable efforts to sell enough qualifying capital securities to permit repayment of the subordinated debentures in full. On September 15, 2066, we must pay any remaining principal and interest on the subordinated debentures in full whether or not we have sold qualifying capital securities.

At the option of JPMorgan Chase & Co., the capital securities may be redeemed at 100% of their liquidation amount plus accrued and unpaid distributions through the date of redemption on or after September 29, 2011 or within 90 days of the occurrence of a tax event or regulatory capital event as described herein.

The subordinated debentures will be subordinated to all existing and future senior, subordinated and junior subordinated debt of JPMorgan Chase & Co., except for any debt that by its terms is not superior in right of payment, and will be effectively subordinated to all liabilities of our subsidiaries. As a result, the capital securities also will be effectively subordinated to the same debt and liabilities. JPMorgan Chase & Co. will guarantee the capital securities on a subordinated basis to the extent described in this prospectus supplement.

See “ Risk Factors” beginning on page S-10 for a discussion of certain risks that you should consider in connection with an investment in the capital securities.

These securities are not deposits or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the attached prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Price to Public		Underwriting Commissions	Proceeds to Issuer
Per Capital Security	$25(1)		(3)	$25
Total(2)	$500,000,000	(1)	(3)	$500,000,000
(1)	Your purchase price will also include any distributions accrued on the capital securities since September 28, 2006, if any.
(2)	The underwriters may also purchase up to an additional 3,000,000 of capital securities at the public offering price within 30 days of the date of this prospectus supplement in order to cover over-allotments, if any.
(3)	JPMorgan Chase & Co. will pay the underwriting commissions.

We have applied to list the capital securities on the New York Stock Exchange. Trading of the capital securities on the New York Stock Exchange is expected to begin within 30 days after they are first issued.

We expect to deliver the capital securities to investors through the book-entry facilities of The Depository Trust Company and its direct participants, including Euroclear and Clearstream, on or about September 28, 2006.

Our affiliates, including J.P. Morgan Securities Inc., may use this prospectus supplement and the attached prospectus in connection with offers and sales of the capital securities in the secondary market. These affiliates may act as principal or agent in those transactions. Secondary market sales will be made at prices related to market prices at the time of sale.

Sole Structuring Advisor and Bookrunner

JPMorgan

September 21, 2006

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement and the attached prospectus. We have not authorized anyone to provide you with any other information. If you receive any information not authorized by us, you should not rely on it.

We are offering the capital securities for sale only in places where sales are permitted.

You should not assume that the information contained or incorporated by reference in this prospectus supplement or the attached prospectus is accurate as of any date other than its respective date.

SUMMARY

In this summary, we have highlighted certain information in this prospectus supplement and the attached prospectus. This summary may not contain all of the information that is important to you. To understand the terms of the capital securities and the related guarantees and subordinated debentures, as well as the considerations that are important to you in making your investment decision, you should carefully read this entire prospectus supplement and the attached prospectus. You should also read the documents we have referred you to in “Where You Can Find More Information” on page 2 of the attached prospectus.

About this Prospectus Supplement

This prospectus supplement summarizes the specific terms of the securities being offered and supplements the general descriptions set forth in the attached prospectus. This prospectus supplement may also update or supersede information in the attached prospectus. In the case of inconsistencies, this prospectus supplement will apply. Terms used but not defined in this prospectus supplement have the meanings indicated in the attached prospectus.

The Issuer and JPMorgan Chase & Co.

JPMorgan Chase Capital XIX, which we refer to as the “issuer”, is a Delaware statutory trust. It was created for the purpose of issuing the 6.625% Capital Securities, Series S, which we refer to as the “capital securities”, and engaging in the other transactions described in this prospectus supplement and the attached prospectus. The issuer trustees referred to on page 6 of the attached prospectus will conduct the business affairs of the issuer.

JPMorgan Chase & Co., which we refer to as “JPMorgan Chase”, “we” or “us”, is a financial holding company. Through our subsidiaries, we conduct domestic and international financial services businesses. We are one of the largest banking institutions in the United States, with approximately $1.3 trillion in assets and operations in more than 50 countries.

Our principal executive office is located at 270 Park Avenue, New York, New York 10017. Our telephone number is (212) 270-6000.

The Capital Securities

Each capital security represents an undivided beneficial ownership interest in the assets of the issuer.

The issuer will sell the capital securities to the public and its common securities to JPMorgan Chase. The issuer will use the proceeds from those sales to purchase $501,000,000 aggregate principal amount of 6.625% Junior Subordinated Deferrable Interest Debentures, Series S, which are a series of the junior subordinated debentures referred to in the attached prospectus and which we refer to in this prospectus supplement as the “subordinated debentures.” JPMorgan Chase will pay interest on the subordinated debentures at the same rate and on the same dates as the issuer makes payments on the capital securities. The issuer will use the payments it receives on the subordinated debentures to make the corresponding payments on the capital securities.

Distributions

If you purchase capital securities, you will be entitled to receive periodic distributions on the stated liquidation amount of $25 per capital security (the “liquidation amount”) on the same payment dates and in the same amounts as we pay interest on a principal amount of subordinated debentures equal to the liquidation amount of such capital security. Distributions will accumulate from September 28, 2006. The issuer will make distribution payments on the capital securities quarterly in arrears, on each March 29, June 29, September 29 and December 29, beginning December 29, 2006, unless those payments are deferred as described below.

Deferral of Distributions

We have the right, on one or more occasions, to defer the payment of interest on the subordinated debentures for one or more consecutive interest periods that do not exceed 5 years without being subject to our obligations described under “Summary of Terms of Subordinated Debentures—Alternative Payment Mechanism”, and for one or more consecutive interest periods that do not exceed a total of 10 years without giving rise to an event of default under the terms of the subordinated debentures or the capital securities. However, no interest deferral may extend beyond the repayment or redemption of the subordinated debentures.

If we exercise our right to defer interest payments on the subordinated debentures, the issuer will also defer paying a corresponding amount of distributions on the capital securities during that period of deferral.

Although neither we nor the issuer will be required to make any interest or distribution payments during a deferral period other than pursuant to the alternative payment mechanism, interest on the subordinated debentures will continue to accrue during deferral periods and, as a result, distributions on the capital securities will continue to accumulate at the then applicable interest rate on the subordinated debentures, compounded on each interest payment date. In limited circumstances, interest on the subordinated debentures will be cancelled and the corresponding distributions on the capital securities will not be made as described under “Summary of Terms of Subordinated Debentures—Option to Defer Interest Payments.”

Following the earlier of (i) the fifth anniversary of the commencement of a deferral period or (ii) a payment of current interest on the subordinated debentures, we will be required to pay deferred interest pursuant to the alternative payment mechanism described under “Summary of Terms of Subordinated Debentures—Alternative Payment Mechanism.” At any time during a deferral period, we may not pay deferred interest except pursuant to the alternative payment mechanism, subject to limited exceptions.

If we defer payments of interest on the subordinated debentures, the subordinated debentures will be treated as being issued with original issue discount for United States federal income tax purposes. This means that you must include interest income with respect to the deferred distributions on your capital securities in gross income for United States federal income tax purposes, even though neither we nor the issuer will make actual payments on the subordinated debentures, or on the capital securities, as the case may be, during a deferral period. See “Certain United States Federal Income Tax Consequences—United States Holders—Interest Income and Original Issue Discount.”

Redemption of Capital Securities

The issuer will use the proceeds of any repayment or redemption of the subordinated debentures to redeem, on a proportionate basis, an equal amount of capital securities and common securities.

For a description of our rights to redeem the subordinated debentures, see “Summary of Terms of Subordinated Debentures—Redemption” below.

Liquidation of the Issuer and Distribution of Subordinated Debentures to Holders

We may dissolve the issuer at any time, subject to our receipt of any required prior approval by the Board of Governors of the Federal Reserve System (the “Federal Reserve”).

If we dissolve the issuer, after the issuer satisfies all of its liabilities as required by law, the issuer trustees will:

•	distribute the subordinated debentures to the holders of the capital securities; or

•	if the property trustee determines that a distribution of the subordinated debentures is not practical, pay the liquidation amount of the capital securities, plus any accumulated and unpaid distributions to the payment date, in cash.

Further Issues

The issuer has the right to issue additional capital securities of this series in the future. Any such additional capital securities will have the same terms as the capital securities being offered by this prospectus supplement but may be offered at a different offering price and accrue distributions from a different date than the capital securities being offered hereby, provided that the total liquidation amount of capital securities outstanding may not exceed $575,000,000. If issued, any such additional capital securities will become part of the same series as the capital securities being offered hereby.

Book-Entry

The capital securities will be represented by one or more global securities registered in the name of and deposited with The Depository Trust Company (“DTC”) or its nominee. This means that you will not receive a certificate for your capital securities and capital securities will not be registered in your name, except under certain limited circumstances described in the attached prospectus under the caption “Global Preferred Securities; Book-Entry Issuance.”

Listing

We have applied to list the capital securities on the New York Stock Exchange. Trading of the capital securities on the New York Stock Exchange is expected to commence within 30 days after they are first issued.

The Subordinated Debentures

Repayment of Principal

We must repay the principal amount of the subordinated debentures, together with accrued and unpaid interest, on September 29, 2036 (the “scheduled maturity date”), subject to the limitations described below.

We are required to repay the subordinated debentures on the scheduled maturity date only to the extent that we have raised sufficient net proceeds from the issuance of “qualifying capital securities”, as described under “Replacement Capital Covenant”, during a 180-day period ending on a notice date not more than 15 or less than 10 business days prior to such date. If we have not raised sufficient net proceeds to permit repayment of all principal and accrued and unpaid interest on the subordinated debentures on the scheduled maturity date, the unpaid amount will remain outstanding from month to month until (i) we have raised sufficient net proceeds to permit repayment in full in accordance with the replacement capital covenant, (ii) we redeem the subordinated debentures or (iii) an event of default occurs.

We will use our commercially reasonable efforts, subject to a “market disruption event”, as described under “Summary of Terms of Subordinated Debentures—Market Disruption Event”, to raise sufficient net proceeds from the issuance of qualifying capital securities in a 180-day period ending on a notice date not more than 15 or less than 10 business days prior to the scheduled maturity date to permit repayment of the subordinated debentures in full on this date in accordance with the replacement capital covenant. If we are unable for any reason to raise sufficient proceeds, we will use our commercially reasonable efforts, subject to a market disruption event, to raise sufficient proceeds from the sale of qualifying capital securities to permit repayment of the subordinated debentures in full on the following monthly interest payment date, and on each monthly interest payment date thereafter until the subordinated debentures are paid in full.

Any unpaid principal amount of the subordinated debentures, together with accrued and unpaid interest, will be due and payable on September 15, 2066 (or if this day is not a business day, the following business day), which is the final repayment date for the subordinated debentures, regardless of the amount of qualifying capital securities we have issued and sold by that time.

Although under the replacement capital covenant the principal amount of subordinated debentures that we may repay may be based on the net cash proceeds from certain issuances of common stock, rights to acquire common stock, mandatorily convertible preferred stock and debt exchangeable into equity in addition to qualifying capital securities, we have no obligation to issue any securities other than qualifying capital securities or to use the proceeds of the issuance of any other securities to repay the subordinated debentures on the scheduled maturity date or at any time thereafter.

Interest

Until the scheduled maturity date, the subordinated debentures will bear interest at the annual rate of 6.625%. Interest on the subordinated debentures will accrue from September 28, 2006. JPMorgan Chase will pay that interest quarterly in arrears on March 29, June 29, September 29 and December 29 of each year (we refer to these dates as “interest payment dates”), beginning December 29, 2006. If any subordinated debentures remain outstanding after the scheduled maturity date, they will bear interest at a floating interest rate payable monthly until repaid.

Ranking

The subordinated debentures will constitute one series of the junior subordinated debentures referred to in the attached prospectus and will be issued by JPMorgan Chase under the indenture referred to in the attached prospectus. The subordinated debentures will be unsecured and will rank junior to all existing and future senior, subordinated and junior subordinated debt (excluding trade accounts payable or accrued liabilities arising in the ordinary course of business) of JPMorgan Chase & Co., except for its 6.950% Junior Subordinated Deferrable Interest Debentures, Series R owned by JPMorgan Chase Capital XVIII (the “Series R Debentures”), its guarantee of the 6.950% Capital Securities, Series R issued to JPMorgan Chase Capital XVIII (the “Series R Guarantee”), its 6.550% Junior Subordinated Deferrable Interest Debentures, Series T to be issued to JPMorgan Chase Capital XX (the “Series T Debentures”), its guarantee of the 6.550% Capital Securities, Series T to be issued to JPMorgan Chase Capital XX (the “Series T Guarantee”), and any future debt that by its terms is not superior in right of payment to the subordinated debentures, and will be effectively subordinated to all liabilities of our subsidiaries. Substantially all of our other existing indebtedness is senior debt (including approximately $10,827 million of existing junior subordinated debentures issued in connection with trust preferred securities issued by our capital trusts).

Certain Payment Restrictions Applicable to JPMorgan Chase

During any period in which

•	there has occurred any event of which we have actual knowledge that with the giving of notice or lapse of time would become an event of default under the indenture and which we have not taken reasonable steps to cure;

•	we are in default regarding our payment of any obligations under our guarantee regarding the issuer; or

•	we have given notice of our election to defer interest payments but the related deferral period has not yet commenced or a deferral period is continuing,

we generally may not make payments on or redeem or repurchase our capital stock or our debt securities or guarantees having the same rank as or ranking junior to the subordinated debentures, subject to certain limited exceptions. In addition, if any deferral period lasts longer than one year, the restrictions on our ability to redeem or repurchase any of our securities that rank pari passu with or junior in interest to the subordinated debentures will continue until the first anniversary of the date on which all deferred interest has been paid or cancelled.

Redemption of Subordinated Debentures

We may elect to redeem any or all of the subordinated debentures at any time on or after September 29, 2011 at their principal amount plus accrued and unpaid interest thereon through the date of redemption. In addition, we may elect to redeem all, but not less than all, of the subordinated debentures at their principal amount plus accrued and unpaid interest thereon through the date of redemption at any time if certain changes occur relating to the tax treatment or capital treatment of the capital securities. For a description of the changes that would permit such a redemption, see “Summary of Terms of Subordinated Debentures—Redemption” below.

Any redemption of the subordinated debentures will be subject to the limitations described under “Replacement Capital Covenant” below. In addition, if required under the Federal Reserve’s capital guidelines, we will obtain the approval of the Federal Reserve prior to exercising the redemption rights described above.

Events of Default

The following events are events of default with respect to the subordinated debentures:

•	default in the payment of any installment of interest, including compounded interest but not including cancelled interest, on any subordinated debenture for a period of 30 days after the due date, subject to our right to defer interest payments;

•	default in the payment of interest, including compounded interest but not including cancelled interest, in full on any subordinated debenture for a period of 30 days after the conclusion of a 10-year period following the commencement of any deferral period;

•	default in the payment of the principal of the subordinated debentures when due whether at maturity, upon redemption or otherwise, subject to the limitation described under “Repayment of Principal” above; or

•	some events of bankruptcy, insolvency and reorganization involving us.

If an event of default under the indenture arising from a default in the payment of interest of the type described in the second bullet point above has occurred and is continuing, the debenture trustee or the holders of at least 25% in aggregate outstanding principal amount of the subordinated debentures will have the right to declare the principal of and accrued interest (including compounded interest) on those securities to be due and payable immediately. If the debenture trustee or the holders of at least 25% of the aggregate outstanding principal amount of the subordinated debentures fail to make that declaration, then the holders of at least 25% in total liquidation amount of the capital securities then outstanding will have the right to do so. If an event of default under the indenture arising from events of bankruptcy, insolvency and reorganization involving us occurs, the principal of and accrued interest on the subordinated debentures will automatically, and without any declaration or other action on the part of the debenture trustee or any holder of subordinated debentures, become immediately due and payable. In case of any other event of default, there is no right to declare the principal amount of the subordinated debentures immediately payable.

Replacement Capital Covenant

We agree in the replacement capital covenant for the benefit of persons that buy, hold or sell a specified series of our long-term indebtedness ranking senior to the subordinated debentures (or in certain limited cases long-term indebtedness of our subsidiary, JPMorgan Chase Bank, National Association) that the subordinated debentures and capital securities will not be repaid, redeemed or repurchased by us or the issuer on or before September 15, 2056, unless (i) we have obtained the prior approval of the Federal Reserve if such approval is then required under the Federal Reserve’s capital guidelines applicable to bank holding companies; and (ii) the principal amount repaid or the applicable redemption or repurchase price does not exceed a maximum amount determined by reference to the aggregate amount of net cash proceeds we have received from the sale of common stock, rights to acquire common stock, “mandatorily convertible preferred stock”, “debt exchangeable into equity” and certain qualifying capital securities since the later of (x) the date 180 days prior to delivery of notice of such repayment or redemption or the date of such repurchase and (y) to the extent the subordinated debentures are outstanding after the scheduled maturity date, the most recent date, if any, on which a notice of repayment or redemption was delivered in respect of, or on which we or the issuer repurchased, any subordinated debentures or capital securities. Certain provisions of the replacement capital covenant, including the definitions of mandatorily convertible preferred stock, debt exchangeable into equity, qualifying capital securities and other important terms, are described under “Replacement Capital Covenant” below.

Guarantee by JPMorgan Chase

We will fully and unconditionally guarantee payment of amounts due under the capital securities on a subordinated basis and to the extent the issuer has funds available for payment of those amounts. We refer to this obligation as the “guarantee.” However, the guarantee does not cover payments if the issuer does not have sufficient funds to make the distribution payments, including, for example, if we have failed to pay to the issuer amounts due under the subordinated debentures.

As issuer of the subordinated debentures, we are also obligated to pay the expenses and other obligations of the issuer, other than its obligations to make payments on the capital securities.

Certain ERISA Matters

In general, employee benefit plans subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or plans subject to Section 4975 of the Internal Revenue Code (the “Code”) and plans subject to one or more provisions under other applicable federal, state, local, non-U.S. or other laws or regulations that contain one or more provisions that are similar to the provisions of Title I of ERISA or Section 4975 of the Code (“Similar Laws”) (or entities deemed to hold the assets of any such employee benefit plan or plan) (collectively, “Plans”) will be eligible to purchase the capital securities. By indirectly or directly purchasing or holding capital securities or any interest in them, you will be deemed to have represented that either: (i) you are not a Plan and are not purchasing the capital securities on behalf of or with “plan assets” of any Plan; or (ii) your purchase, holding and disposition of capital securities (or junior subordinated debt securities)

will not violate any Similar Laws and either (a) will not result in a non-exempt prohibited transaction under ERISA or the Code or (b) if it could result in such a prohibited transaction, it satisfies the requirements of, and is entitled to full exemptive relief under Prohibited Transaction Class Exemption 96-23, 95-60, 91-38, 90-1 or 84-14 or another applicable exemption.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the capital securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the potential consequences under ERISA, the Code or Similar Laws of any investment in the capital securities. See “Certain ERISA Matters” in the attached prospectus.

Concurrent Offering

Concurrently with the offering of the capital securities, JPMorgan Chase Capital XX is offering $1,000,000,000 of its 6.550 % capital securities, Series T, liquidation amount $1,000 per capital security. We will issue $1,001 million principal amount of our Series T Debentures to JPMorgan Chase Capital XX and issue the Series T Guarantee in respect of the capital securities offered by JPMorgan Chase Capital XX. The Series T Debentures and Series T Guarantee will rank pari passu to the subordinated debentures and the guarantee.

RISK FACTORS

Before deciding whether to purchase any capital securities, you should pay special attention to the following risk factors.

Subordination of Subordinated Debentures and the Guarantee

Our obligations under the subordinated debentures and the guarantee are unsecured and rank junior in right of payment to all of our existing and future senior debt. For purposes of this prospectus supplement, “senior debt” means all existing and future senior, subordinated and junior subordinated debt of JPMorgan Chase & Co. (except for its Series R Debentures, Series R Guarantee, Series T Debentures, Series T Guarantee, and any future debt that by its terms is not superior in right of payment) and includes approximately $10,827 million of existing junior subordinated debentures issued in connection with trust preferred securities issued by our capital trusts.

This means that we cannot make any payments on the subordinated debentures or under the guarantee if we are in default on our senior debt. In addition, the terms of our outstanding junior subordinated debentures prohibit us from making any payment of interest on the subordinated debentures or guarantee and from repaying, redeeming or repurchasing any subordinated debentures if we are aware of any event that would be an event of default under the indenture governing our outstanding junior subordinated debentures or at any time we have deferred interest thereunder. In the event of our bankruptcy or liquidation, our assets must be used to pay off our senior debt in full before any payments may be made on the subordinated debentures or under the guarantee.

Substantially all of our existing indebtedness is senior debt. The terms of the indenture, the guarantee and the trust agreement with respect to the issuer and the capital securities do not limit our ability to incur additional debt, including secured or unsecured debt.

Status of JPMorgan Chase as a Holding Company

We are a holding company that conducts substantially all of our operations through subsidiaries. As a result, our ability to make payments on the subordinated debentures and the guarantee will depend primarily upon the receipt of dividends and other distributions from our subsidiaries. Various legal limitations restrict the extent to which our subsidiaries may extend credit, pay dividends or other funds or otherwise engage in transactions with us or some of our other subsidiaries.

In addition, our right to participate in any distribution of assets from any subsidiary, upon the subsidiary’s liquidation or otherwise, is subject to the prior claims of creditors of that subsidiary, except to the extent that we are recognized as a creditor of that subsidiary. As a result, the subordinated debentures and the guarantee will be effectively subordinated to all existing and future liabilities of our subsidiaries. You should look only to the assets of JPMorgan Chase as the source of payment for the subordinated debentures and the guarantee.

Restrictions on Ability to Make Distributions on or Redeem the Capital Securities

Federal banking authorities will have the right to examine the issuer and its activities because it is our subsidiary. Under certain circumstances, including any determination that our relationship to the issuer would result in an unsafe and unsound banking practice, these banking authorities have the authority to issue orders which could restrict the issuer’s ability to make distributions on or to redeem the capital securities.

Dependence on JPMorgan Chase’s Payments on Subordinated Debentures; Limitations under the Guarantee

The issuer’s ability to make timely distribution and redemption payments on the capital securities is solely dependent on our making the corresponding payments on the subordinated debentures. In addition, the guarantee only guarantees that we will make distribution and redemption payments if the issuer has funds available to make the payments but fails to do so.

If the issuer defaults on its payment obligations under the capital securities because we have failed to make the corresponding payments under the subordinated debentures, you will not be able to rely upon the guarantee for payment. Instead, you may institute a legal proceeding directly against JPMorgan Chase for enforcement of our payment obligations under the indenture and the subordinated debentures.

Obligation to Repay on the Scheduled Maturity Date Subject to Issuance of Qualifying Capital Securities

Our obligation to repay the subordinated debentures on the scheduled maturity date of September 29, 2036 is limited. We are required to repay the subordinated debentures on the scheduled maturity date only to the extent that we have raised sufficient net proceeds from the issuance of qualifying capital securities within a 180-day period ending on a notice date not more than 15 or less than 10 business days prior to such date. If we have not raised sufficient proceeds from the issuance of qualifying capital securities to permit repayment of the subordinated debentures on the scheduled maturity date, the unpaid amount will remain outstanding until (i) we have raised sufficient proceeds to permit repayment in full in accordance with this requirement, (ii) we redeem the subordinated debentures, (iii) an event of default occurs or (iv) the final repayment date for the subordinated debentures on September 15, 2066. Our ability to raise proceeds in connection with this obligation to repay the subordinated debentures will depend on, among other things, market conditions at the time the obligation arises, as well as the acceptability to prospective investors of the terms of these securities. Although we have agreed to use our commercially reasonable efforts to raise sufficient net proceeds from the issuance of qualifying capital securities to repay the subordinated debentures during the 180-day period referred to above and from month to month thereafter until the subordinated debentures are repaid in full, our failure to do so would not be an event of default or give rise to a right of acceleration or similar remedy until September 15, 2066, and we will be excused from using our commercially reasonable efforts if certain market disruption events occur. In addition, our $751 million principal amount of Series R Debentures have a scheduled maturity date of August 17, 2036 and our $1,001 million principal amount of Series T Debentures have a scheduled maturity date of September 29, 2036, and both of these contain comparable repayment provisions. Accordingly, if these debentures are outstanding on the scheduled maturity date of the subordinated debentures, we will be required to apply the proceeds of any qualifying capital securities to the repayment of such Series R Debentures before repaying the subordinated debentures and the Series T Debentures to be issued concurrently with the subordinated debentures.

Moreover, we are entering into a replacement capital covenant for the benefit of holders of a designated series of our indebtedness that ranks senior to the subordinated debentures, or in certain limited cases holders of a designated series of indebtedness of JPMorgan Chase Bank, National Association, pursuant to which we will covenant that neither we nor the issuer will repay, redeem or repurchase subordinated debentures or capital securities on or before September 15, 2056 unless during the applicable measurement period we or our subsidiaries have received sufficient proceeds from the sale of qualifying capital securities, mandatorily convertible preferred stock, debt exchangeable into equity, common stock or rights to acquire common stock. Although under the replacement capital covenant, the principal amount of subordinated debentures that we may repay may be based on the net cash proceeds from certain issuances of common stock, rights to acquire common stock, mandatorily convertible preferred stock and debt exchangeable into equity in addition to qualifying capital securities, we may modify the replacement capital covenant without your consent if the modification does not further restrict our ability to repay the subordinated debentures in connection with an issuance of qualifying capital securities. In addition, under the indenture we have no obligation to use commercially reasonable efforts to issue any securities that may entitle us under the replacement capital covenant to repay the subordinated debentures other than qualifying capital securities, nor do we have any obligation to use the proceeds of the issuance of any other securities to repay the subordinated debentures on the scheduled maturity date or at any time thereafter. See “Replacement Capital Covenant.”

Interest Deferral for 10 Years without Event of Default

We have the right to defer interest on the subordinated debentures for a period of up to 10 consecutive years. Although we would be subject to the alternative payment mechanism after we have deferred interest for a period of 5 consecutive years, if we are unable to raise sufficient eligible proceeds, we may fail to pay accrued interest on the subordinated debentures for a period of up to 10 consecutive years without causing an event of default. Holders of capital securities will receive no or limited current income on the capital securities and, so long as we are otherwise in compliance with our obligations, will have no remedies against the issuer or us for nonpayment unless we fail to pay all deferred interest (including compounded amounts but not including cancelled interest) at the end of the 10-year deferral period.

Alternative Payment Mechanism, Market Disruption Events and Source of Deferred Interest Payments

If we elect to defer interest payments, we will not be permitted to pay deferred interest on the subordinated debentures (and compounded interest thereon) during the deferral period, which may last up to 10 years, from any source other than the issuance of qualifying warrants or non-cumulative perpetual preferred stock unless the Federal Reserve has disapproved of such issuance or disapproved of the use of proceeds of such issuance to pay deferred interest. The occurrence of a market disruption event may prevent or delay a sale of qualifying warrants or non-cumulative perpetual preferred stock pursuant to the alternative payment mechanism and, accordingly, the payment of deferred interest on the subordinated debentures. Market disruption events include events and circumstances both within and beyond our control, such as the failure to obtain any consent or approval of our shareholders or a regulatory body or governmental authority to issue qualifying warrants and non-cumulative perpetual preferred stock notwithstanding our commercially reasonable efforts. Moreover, we may encounter difficulties in successfully marketing our qualifying warrants and non-cumulative perpetual preferred stock, particularly during times we are subject to the restrictions on dividends as a result of the deferral of interest. If we do not sell sufficient warrants or preferred stock to fund deferred interest payments in these circumstances, we will not be permitted to pay deferred interest to the issuer and, accordingly, no payment of distributions may be made on the capital securities, even if we have cash available from other sources. On any date and for any period the amount of net proceeds received by us from sales of our qualifying warrants and non-cumulative perpetual preferred stock and available for payment of the deferred interest and distributions shall be applied to the subordinated debentures and certain other securities that rank pari passu with the subordinated debentures on a pro rata basis in proportion to the total amount that are due on the subordinated debentures and such securities, or on such other basis as the Federal Reserve may approve. Our $751 million principal amount of Series R Debentures and our $1,001 million principal amount of Series T Debentures rank pari passu with the subordinated debentures and would also obligate us to sell qualifying warrants or non-cumulative perpetual preferred stock and apply the net proceeds to the payment of deferred interest or distributions. See “Summary of Terms of Subordinated Debentures—Option to Defer Interest Payments” and “Alternative Payment Mechanism” and “Market Disruption Events.”

Federal Reserve Notification and Alternative Payment Mechanism

We must notify the Federal Reserve if the alternative payment mechanism is applicable. We may not sell our qualifying warrants or non-cumulative perpetual preferred stock pursuant to the alternative payment mechanism or use the proceeds of such sale to pay deferred interest, in each case, if the Federal Reserve has disapproved such actions. Accordingly, if we elect to defer interest and the Federal Reserve disapproves either our sale of qualifying warrants or preferred stock pursuant to the alternative payment mechanism or our use of the proceeds to pay deferred interest, we may be unable to pay deferred interest that otherwise would be paid pursuant to the alternative payment mechanism. We may continue to defer interest in the event of Federal Reserve disapproval of all or part of the alternative payment mechanism until 10 years have elapsed since the beginning of the deferral period without triggering an event of default under the indenture. As a result, we could defer interest for up to 10 years without being required to sell our qualifying warrants or non-cumulative perpetual preferred stock and apply the proceeds to pay deferred interest.

Cancellation of Deferred Interest Payments and Capital Securities Distributions

Your right to receive distributions on the capital securities is subject to permanent cancellation in certain limited circumstances. If the deferral period continues for 10 years and at the expiration of such period, (i) no event of default under the indenture is continuing, (ii) we have been unable, due to the “warrant issuance cap” and the “preferred issuance cap”, each as defined under “Summary of Terms of Subordinated Debentures—Alternative Payment Mechanism”, to raise sufficient proceeds from the sale of qualifying warrants and non-cumulative perpetual preferred stock to pay all deferred interest (and compounded amounts) attributable to the portion of deferral period prior to the date on which we became subject to the alternative payment mechanism, and (iii) we have not yet cancelled any interest pursuant to this provision, then our obligation to pay any remaining deferred interest (and compounded amounts) attributable to that portion of the deferral period that we were unable to pay because of these caps will be permanently cancelled, as will the corresponding rights of holders to receive distributions on the capital securities. See “Summary of Terms of Subordinated Debentures—Option to Defer Interest Payments.”

Potential Adverse Market Price and Tax Consequences of Deferral of Interest Payments

We currently do not intend to exercise our right to defer payments of interest on the subordinated debentures. However, if we exercise that right in the future, the market price of the capital securities is likely to be affected. As a result of the existence of our deferral right, the market price of the capital securities, payments on which depend solely on payments being made on the subordinated debentures, may be more volatile than the market prices of other securities that are not subject to optional deferrals.

If we do defer interest on the subordinated debentures and you elect to sell capital securities during the period of that deferral, you may not receive the same return on your investment as a holder that continues to hold its capital securities until the payment of interest at the end of the deferral period.

If we do defer interest payments on the subordinated debentures, you will be required to accrue income, in the form of original issue discount, for United States federal income tax purposes during the period of the deferral in respect of your proportionate share of the subordinated debentures, even if you normally report income when received and even though you may not receive the cash attributable to that income during the deferral period. See “Certain United States Federal Income Tax Consequences—United States Holders—Interest Income and Original Issue Discount.”

Tax Consequences of Dissolution of Issuer

We may dissolve the issuer at any time. Upon dissolution of the issuer, subordinated debentures may be distributed to the holders of the capital securities, as described under “Description of the Preferred Securities—Redemption or Exchange” in the attached prospectus. Under current U.S. federal income tax law, and assuming, as expected, that the issuer is treated as a grantor trust, such a distribution of subordinated debentures to you should not be a taxable event. However, if the issuer is characterized for U.S. federal income tax purposes as an association taxable as a corporation at the time it is dissolved, or if there is a change in law, the distribution of the subordinated debentures to you may be a taxable event.

Capital Securities May be Redeemed at any Time

We may redeem the subordinated debentures at any time on or after September 29, 2011 or the occurrence of certain changes in the tax or regulatory capital treatment of the capital securities. That redemption would cause a mandatory redemption of the capital securities. If the capital securities were redeemed, the redemption would be a taxable event to you. In addition, you might not be able to reinvest the money you receive upon redemption of the capital securities at the same rate as the rate of return on the capital securities. See “Summary of Terms of Subordinated Debentures—Redemption” below.

Claim Limitations upon Bankruptcy, Insolvency or Receivership

In certain events of our bankruptcy, insolvency or receivership prior to the redemption or repayment of any subordinated debentures, whether voluntary or not, a holder of subordinated debentures will have no claim for, and thus no right to receive, deferred and unpaid interest (including compounded interest thereon) that has not been settled through the application of the alternative payment mechanism to the extent the amount of such interest exceeds two years of accumulated and unpaid interest (including compounded interest) on such holder’s subordinated debentures. Since we are permitted to defer interest payments for up to 10 years without an event of default, claims may be extinguished in respect of interest accrued during as many as eight years.

Limited Rights of Acceleration

The remedies for any breach of our obligations under the alternative payment mechanism, the limitation on the source for payments of deferred interest, the restrictions imposed in connection with any optional deferral of interest payments and our obligation to raise proceeds from the issuance of qualifying capital securities to permit the repayment of the subordinated debentures on or after the scheduled maturity date are all limited. Our failure to comply with these obligations and restrictions would not constitute an event of default or give rise to a right of acceleration or similar remedy under the terms of the indenture.

Limited Voting Rights

As a holder of capital securities, you will have limited voting rights. You generally will not be entitled to vote to appoint, remove or replace the property trustee, the Delaware trustee or any administrative trustee, all of which will be appointed, removed or replaced by JPMorgan Chase. However, if an event of default occurs with respect to the subordinated debentures, you would be entitled to vote to remove, replace or appoint the property trustee and the Delaware trustee.

Changes in Demand for Capital Securities

Neither we nor the issuer can assure you as to the market prices for the capital securities or the subordinated debentures that may be distributed in exchange for the capital securities. Investor demand for the capital securities may be greater or less than for traditional trust preferred instruments. Investor demand for securities with the characteristics of the capital securities may change as these characteristics are assessed by market participants, regulators and others. Accordingly, the capital securities that you may purchase, whether pursuant to the offer made by this prospectus supplement or in the secondary market, may trade at a discount to the price that you paid to purchase the capital securities if investor demand for securities with characteristics similar to those of the capital securities decreases over time. Furthermore, if we exchange the capital securities for the subordinated debentures, demand for the subordinated debentures may be greater or less than demand for the capital securities.

Trading Characteristics of Capital Securities

We have applied to list the capital securities on the New York Stock Exchange. Trading is expected to commence within 30 days after the capital securities are first issued. The underwriters for this offering have advised us that they intend to make a market in the capital securities prior to the date the capital securities begin trading on the New York Stock Exchange. However, the underwriters are not obligated to do so and may discontinue market making at any time. Therefore, no assurance can be given as to the liquidity of, or trading markets for, the capital securities.

JPMORGAN CHASE CAPITAL XIX

The issuer is a statutory trust created under Delaware law in 2005. It is one of the issuers formed for the purposes and having the characteristics described under the caption “The Issuers” in the attached prospectus. The issuer will be governed by the trust agreement to be signed by JPMorgan Chase, as depositor, The Bank of New York, as property trustee, The Bank of New York (Delaware), as Delaware trustee, and the administrative trustees named in the trust agreement. The issuer will have a term of approximately 60 years.

The issuer will not be subject to the reporting requirements of the Securities Exchange Act of 1934.

JPMORGAN CHASE & CO.

JPMorgan Chase & Co. (“JPMorgan Chase”, which may be referred to as “we” or “us”) is a financial holding company incorporated under Delaware law in 1968. We are a leading global financial services firm and one of the largest banking institutions in the United States, with approximately $1.3 trillion in assets, $111 billion in stockholders’ equity and operations in more than 50 countries. We are a leader in investment banking, financial services for consumers and businesses, financial transaction processing, asset and wealth management and private equity. Under the JPMorgan and Chase brands, we serve millions of customers in the United States and many of the world’s most prominent corporate, institutional and government clients. Our principal bank subsidiaries are JPMorgan Chase Bank, National Association, a national banking association with branches in 17 states, and Chase Bank USA, National Association, a national bank headquartered in Delaware that is our credit card issuing bank. JPMorgan Chase’s principal nonbank subsidiary is J.P. Morgan Securities Inc., our U.S. investment banking firm.

The headquarters for JPMorgan Chase is in New York City. The retail banking business, which includes the consumer banking, small business banking and consumer lending activities (with the exception of our credit card business), is headquartered in Chicago. Chicago also serves as the headquarters for the commercial banking business.

Our activities are organized, for management reporting purposes, into six business segments as well as Corporate. Our wholesale businesses are comprised of the Investment Bank, Commercial Banking, Treasury & Securities Services, and Asset & Wealth Management. Our consumer businesses are comprised of Retail Financial Services and Card Services. A description of our business segments, and the products and services they provide to their respective client bases, follows.

Investment Bank

The Investment Bank is one of the world’s leading investment banks, as evidenced by the breadth of its client relationships and product capabilities. The Investment Bank has extensive relationships with corporations, financial institutions, governments and institutional investors worldwide. The Investment Bank provides a full range of investment banking products and services in all major capital markets, including advising on corporate strategy and structure, capital raising in equity and debt markets, sophisticated risk management, and market-making in cash securities and derivative instruments. The Investment Bank also commits JPMorgan Chase’s own capital to proprietary investing and trading activities.

Retail Financial Services

Retail Financial Services realigned its business reporting segments on January 1, 2006, into Regional Banking, Mortgage Banking and Auto Finance. Regional Banking offers one of the largest branch networks in the United States, covering 17 states. Regional Banking distributes, through its network, a variety of products including checking, savings and time deposit accounts; home equity, residential mortgage, small business banking, and education loans; mutual fund and annuity investments; and on-line banking services. Mortgage Banking is a leading provider of mortgage loan products and is one of the largest originators and servicers of home mortgages. Auto Finance is the largest noncaptive originator of automobile loans, primarily through a network of automotive dealers across the United States. We have announced an agreement to acquire the consumer, small-business and middle-market banking businesses of The Bank of New York Company (“The Bank of New York”) in exchange for certain portions of our corporate trust business.

Card Services

Card Services is one of the largest issuers of credit cards in the United States, with more than 112 million cards in circulation. Card Services offers a wide variety of cards to satisfy the needs of individual consumers, small businesses and partner organizations. The Chase Paymentech Solutions, LLC joint venture is the largest processor of MasterCard® and Visa® payments in the world.

Commercial Banking

Commercial Banking serves more than 25,000 clients, including corporations, municipalities, financial institutions and not-for-profit entities with annual revenues generally ranging from $10 million to $2 billion. While most Middle Market clients are within the Retail Financial Services footprint, Commercial Banking also covers larger corporations, as well as local governments and financial institutions on a national basis. Commercial Banking is a market leader across the businesses it serves, combining local market presence, industry expertise and excellent client service and risk management. Partnership with other JPMorgan Chase businesses positions Commercial Banking to deliver broad product capabilities, including lending, treasury services, investment banking, and asset and wealth management.

Treasury & Securities Services

Treasury & Securities Services is a global leader in providing transaction, investment and information services to support the needs of corporations, issuers and institutional investors worldwide. Treasury & Securities Services is one of the largest cash management providers in the world and a leading global custodian. The Treasury Services business provides a variety of cash management products, trade finance and logistics solutions, wholesale card products, and short-term liquidity management tools. Treasury Services partners with the Commercial Banking, Regional Banking and Asset & Wealth Management businesses to serve clients firmwide. As a result, certain Treasury Services revenues are included in other segments’ results. As previously announced, Treasury & Securities Services reorganized the Investor Services and Institutional Trust Services businesses into a single business called Worldwide Securities Services. The Worldwide Securities Services business provides: safekeeping, valuing, clearing and servicing of securities and portfolios for investors and broker-dealers; trustee and agent services; and management of American Depositary Receipt programs. We have announced an agreement to acquire the consumer, small-business and middle-market banking businesses of The Bank of New York in exchange for certain portions of our corporate trust business.

Asset & Wealth Management

Asset & Wealth Management provides investment advice and management for institutions and individuals. With assets under supervision of $1.2 trillion, Asset & Wealth Management is one of the largest asset and wealth managers in the world. Asset & Wealth Management serves four distinct client groups through three businesses: institutions through JPMorgan Asset Management; ultra-high-net-worth clients through the Private Bank;

high-net worth-clients through Private Client Services; and retail clients through JPMorgan Asset Management. The majority of Asset & Wealth Management’s client assets are in actively managed portfolios. Asset & Wealth Management has global investment expertise in equities, fixed income, real estate, hedge funds, private equity and liquidity, including both money market instruments and bank deposits. Asset & Wealth Management also provides trust and estate services to ultra-high-net-worth and high-net-worth clients, and retirement services for corporations and individuals.

Corporate

The Corporate Sector is comprised of Private Equity, Treasury, corporate staff units and expenses that are centrally managed.

Our principal executive office is located at 270 Park Avenue, New York, New York 10017 and our telephone number is (212) 270-6000.

CAPITALIZATION

The following table sets forth the consolidated capitalization of JPMorgan Chase as of June 30, 2006 as adjusted to give effect to this offering of the subordinated debentures and the capital securities, together with the 6.550% Junior Subordinated Deferrable Interest Debentures, Series T owned by JPMorgan Chase Capital XX and the related capital securities both to be issued substantially concurrent with this offering. You should also read our consolidated financial statements and the related notes, which are incorporated by reference.

	June 30, 2006
	Actual	As Adjusted
	(unaudited, in millions)
Total long-term debt	$125,280	$125,280
Junior Subordinated Deferrable Interest Debentures Held by Trusts that Issued Guaranteed Capital Debt Securities	10,827	12,329
Stockholders’ Equity
Preferred Stock	—	—
Common Stock	3,658	3,658
Capital Surplus	77,098	77,098
Retained Earnings	38,208	38,208
Accumulated Other Comprehensive Income (Loss)	(1,218)	(1,218)
Treasury Stock, At Cost	(7,062)	(7,062)

Total Stockholders’ Equity	110,684	110,684

Total Capitalization	$246,791	$248,293

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth JPMorgan Chase’s ratio of earnings to fixed charges for the period indicated.

Six Months Ended June 30, 2006
Ratio of Earnings to Fixed Charges
Excluding Interest on Deposits	1.99
Including Interest on Deposits	1.55

ACCOUNTING TREATMENT; REGULATORY CAPITAL

The trust will not be consolidated on our balance sheet as a result of recent accounting changes reflected in FASB Interpretation No. 46, Consolidation of Variable Interest Entities, as revised in December 2003. Accordingly, for balance sheet purposes we will recognize the aggregate principal amount, net of discount, of the subordinated debentures we issue to the issuer as a liability and the amount we invest in the issuer’s common securities as an asset. The interest paid on the subordinated debentures will be recorded as interest expense on our income statement.

On March 1, 2005, the Federal Reserve Board adopted amendments to its risk-based capital guidelines. Among other things, the amendments confirm the continuing inclusion of outstanding and prospective issuances of trust preferred securities in the Tier 1 capital of bank holding companies, but make the qualitative requirements for trust preferred securities issued on or after April 15, 2005 more restrictive in certain respects and make the quantitative limits applicable to the aggregate amount of trust preferred securities and other restricted core capital elements that may be included in Tier 1 capital of bank holding companies more restrictive. The capital securities will qualify as Tier 1 capital.

SUMMARY OF TERMS OF CAPITAL SECURITIES

The capital securities represent undivided beneficial ownership interests in the assets of the issuer and are a series of “preferred securities”, as described in the attached prospectus.

We have summarized below certain terms of the capital securities. This summary supplements the general description of the preferred securities contained in the attached prospectus. Any information regarding the capital securities contained in this prospectus supplement that is inconsistent with information in the prospectus will apply and will supersede the inconsistent information in the prospectus.

This summary is not complete. You should also refer to the trust agreement, a form of which has been filed as an exhibit to the registration statement (Nos. 333-126750, 333-126750-01, 333-126750-02, 333-126750-03, 333-126750-04, 333-126750-05, 333-126750-06, 333-126750-07, 333-126750-08) of which this prospectus supplement and the attached prospectus are a part (the “registration statement”).

Distributions

You will be entitled to receive periodic distributions on the stated liquidation amount of each capital security ($25) on the same payment dates and in the same amounts as we pay interest on a principal amount of subordinated debentures equal to the liquidation amount of such capital security. On each distribution date, the issuer will pay the applicable distribution to the holders of the capital securities on the record date for that distribution date. As long as the capital securities remain in book-entry form, the record dates for the capital securities will be one business day prior to the relevant distribution date. For purposes of this prospectus supplement, “business day” means any day other than a Saturday, Sunday or other day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed, or a day on which the corporate trust office of the property trustee or the debenture trustee is closed for business or, on or after September 29, 2036, a day that is not a London business day. A “London business day” is any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market. If capital securities are not in book-entry form, the record date will be the first day of the month in which the relevant distribution date occurs.

The period beginning on and including September 28, 2006 and ending on but excluding the first distribution date and each period after that period beginning on and including a distribution date and ending on but excluding the next distribution date is called a “distribution period.”

Deferral of Distributions

We have the right, on one or more occasions, to defer payment of interest on the subordinated debentures for one or more consecutive interest periods that do not exceed 10 years, as described under “Summary of Terms of Subordinated Debentures—Option to Defer Interest Payments” below. If we exercise this right, the issuer will also defer paying a corresponding amount of distributions on the capital securities during that period of deferral.

Although neither we nor the issuer will be required to make interest or distribution payments during deferral periods other than pursuant to the alternative payment mechanism described under “Alternative Payment Mechanism” below, interest on the subordinated debentures will continue to accrue during deferral periods and, as a result, distributions on the capital securities will continue to accumulate at the interest rate in effect from time to time on the subordinated debentures, compounded on each interest payment date. In the limited circumstances described under “Summary of Terms of Subordinated Debentures—Option to Defer Interest Payments” and “Limitation on Claims in the Event of Our Bankruptcy, Insolvency or Receivership”, interest on the subordinated debentures will be cancelled and the corresponding distributions on the capital securities will not be made. References to “accumulated and unpaid distributions” in this prospectus supplement and the attached prospectus include all accumulated and unpaid distributions, including compounded amounts thereon, but exclude distributions corresponding to interest that has been cancelled.

Redemption

If we repay or redeem the subordinated debentures, in whole or in part, whether at, prior to or after the scheduled maturity date, the property trustee will use the proceeds of that repayment or redemption to redeem a total amount of capital securities and common securities equal to the amount of subordinated debentures redeemed or repaid. Under the Federal Reserve’s risk-based capital guidelines applicable to bank holding companies, any redemption of the capital securities in connection with a redemption of the subordinated debentures is subject to prior approval of the Federal Reserve.

The redemption price per security at maturity will equal the $25 liquidation amount, and the redemption price in the event of a redemption or repayment of subordinated debentures will equal the applicable redemption or repayment price attributed to $25 in principal amount of the subordinated debentures calculated as described under “Summary of Terms of Subordinated Debentures—Redemption” or “Repayment of Principal” below, in each case plus accumulated but unpaid distributions to the date of payment.

If less than all capital securities and common securities are redeemed, the amount of each to be redeemed will be allocated proportionately based upon the total amount of capital securities and common securities outstanding.

The property trustee will give holders of capital securities not less than 30 nor more than 60 days’ notice prior to the date of any redemption of capital securities relating to the redemption of subordinated debentures and not less than 10 nor more than 15 business days’ notice prior to the date of any redemption of capital securities relating to the repayment of subordinated debentures.

See “Summary of Terms of Subordinated Debentures—Redemption” and “Repayment of Principal” for a description of the redemption and repayment terms of the subordinated debentures.

Optional Liquidation of Issuer and Distribution of Subordinated Debentures to Holders

We may elect to dissolve the issuer at any time and, after satisfaction of the issuer’s liabilities, to cause the property trustee to distribute the subordinated debentures to the holders of the capital securities and common securities. However, if then required under the Federal Reserve’s risk-based capital guidelines applicable to bank holding companies, we must obtain the approval of the Federal Reserve prior to making that election.

We anticipate that any distribution of subordinated debentures would be through book-entry distribution of interests in one or more global securities under depositary arrangements similar to those applicable to the capital securities. See “Global Preferred Securities; Book-Entry Issuance” in the attached prospectus.

Under current United States federal income tax law, and assuming, as expected, the issuer is treated as a grantor trust, a distribution of subordinated debentures in exchange for the capital securities would not be a taxable event to you. If, however, the issuer were subject to United States federal income tax with respect to income accrued or received on the subordinated debentures, the distribution of the subordinated debentures by the issuer would be a taxable event to the issuer and to you. See “Certain United States Federal Income Tax Consequences—United States Holders—Receipt of Subordinated Debentures or Cash upon Liquidation of the Issuer” below.

Liquidation Value

Upon liquidation of the issuer, you would be entitled to receive $25 per capital security, plus accumulated and unpaid distributions to the date of payment. That amount would be paid to you in the form of a distribution of subordinated debentures, subject to specified exceptions. See “Description of the Preferred Securities—Liquidation Distribution upon Dissolution” in the attached prospectus.

Subordination of Common Securities

The issuer will pay distributions on its common securities at the same rate and on the same distribution dates as the capital securities. However, if there is an event of default under the indenture, the issuer will not pay distributions on the common securities until all distributions on the capital securities have been paid in full. For a more detailed description of circumstances in which the capital securities will have a preference over the common securities, see “Description of the Preferred Securities—Subordination of Common Securities” in the attached prospectus.

Events of Default under Trust Agreement

For a description of the events of default under the trust agreement, as well as a summary of the remedies available as a result of those events of default, see “Description of the Preferred Securities—Events of Default; Notice” in the attached prospectus.

An event of default under the indenture with respect to our failure to pay interest that we are otherwise obligated to pay on the subordinated debentures in full within 30 days after the conclusion of a deferral period that continues for 10 years entitles the property trustee, as sole holder of the subordinated debentures, to declare the subordinated debentures due and payable under the indenture. For a more complete description of remedies available upon the occurrence of an event of default with respect to the subordinated debentures, see “Summary of Terms of Subordinated Debentures—Events of Default” below, as well as “Description of the Junior Subordinated Debentures—Events of Default” and “Enforcement of Rights by Holders of Preferred Securities” in the attached prospectus.

Voting Rights

Except as described under “Description of the Preferred Securities—Voting Rights; Amendment of Each Trust Agreement”, “Description of the Guarantees—Amendments” and “Description of the Junior Subordinated Debentures—Modification of Indenture” in the attached prospectus, or as otherwise required by law or the trust agreement, as an owner of capital securities, you will not have any voting rights.

Further Issues

The issuer has the right to issue additional capital securities of this series in the future. Any such additional capital securities will have the same terms as the capital securities being offered by this prospectus supplement but may be offered at a different offering price and accrue distributions from a different date than the capital securities being offered hereby, provided that the total liquidation amount of capital securities outstanding may not exceed $575,000,000. If issued, any such additional capital securities will become part of the same series as the capital securities being offered hereby.

Book-Entry Issuance; Issuance of Certificated Capital Securities

The capital securities will be represented by one or more global preferred securities registered in the name of DTC or its nominee, as described under “Global Preferred Securities; Book-Entry Issuance” in the attached prospectus. As described under that caption in the prospectus, you may elect to hold interests in the global preferred securities through DTC, either directly if you are a participant in DTC, or indirectly through organizations that are participants in DTC.

Listing of the Capital Securities

We have applied to list the capital securities on the New York Stock Exchange. Trading of the capital securities on the New York Stock Exchange is expected to commence within 30 days after they are first issued.

SUMMARY OF TERMS OF SUBORDINATED DEBENTURES

We have summarized below certain terms of the subordinated debentures. This summary supplements the general description of the junior subordinated debentures contained in the attached prospectus. Any information regarding the subordinated debentures contained in this prospectus supplement that is inconsistent with information in the prospectus will apply and will supersede the inconsistent information in the prospectus.

This summary is not complete. You should refer to the indenture, which has been filed as an exhibit to the registration statement. We anticipate that until the liquidation, if any, of the issuer, each subordinated debenture will be held by the property trustee in trust for the benefit of the holders of the capital securities and the common securities.

The subordinated debentures will be a series of “junior subordinated debentures” under the indenture, as described in the attached prospectus. They will be unsecured and junior in right of payment to all of our senior debt. For purposes of the subordinated debentures, “senior debt” means the principal of, and premium and interest, if any, on debt (excluding trade accounts payable or accrued liabilities arising in the ordinary course of business) of JPMorgan Chase, whether created, assumed or incurred on, prior to or after the date of the indenture, unless the instrument creating that debt provides that those obligations are not superior in right of payment to the junior subordinated debentures, and includes approximately $10,827 million of existing junior subordinated debentures or guarantees issued in connection with trust preferred securities issued by our capital trusts. The subordinated debentures will rank pari passu with our Series R Debentures, our Series R Guarantee, our Series T Debentures and our Series T Guarantee. Substantially all our other existing indebtedness is senior debt.

Interest Rate and Interest Payment Dates

Until the scheduled maturity date of September 29, 2036, the subordinated debentures will bear interest at the annual rate of 6.625% and we will pay interest quarterly in arrears on March 29, June 29, September 29 and December 29 of each year, beginning December 29, 2006. We refer to these dates as “interest payment dates” and to the period beginning on and including September 28, 2006 and ending on but excluding the first interest payment date and each successive period beginning on and including an interest payment date and ending on but excluding the next interest payment date as an “interest period.” The amount of interest payable for any interest period ending on or prior to the scheduled maturity date will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any interest payment date before the scheduled maturity date of September 29, 2036 would otherwise fall on a day that is not a business day (as defined below), the interest payment due on that date will be postponed to the next day that is a business day and no interest will accrue as a result of that postponement. In the event that any interest payment date or interest reset date on or after September 29, 2036 would otherwise fall on a day that is not a business day, that interest payment or interest reset date, as applicable, will be postponed to the next day that is a business day. However, if the postponement would cause the day to fall in the next calendar month, the interest payment date or interest reset date, as applicable, will instead be brought forward to the immediately preceding business day.

Accrued interest that is not paid on the applicable interest payment date will bear additional interest, to the extent permitted by law, at the interest rate in effect from time to time, from the relevant interest payment date, compounded on each subsequent interest payment date. When we use the term “interest”, we are referring not only to regularly scheduled interest payments but also interest on interest payments not paid on the applicable interest payment date.

If any amount of subordinated debentures remains outstanding after the scheduled maturity date, the principal amount of the outstanding subordinated debentures will bear interest at a floating interest rate until repaid as described under “Repayment of Principal” below.

Option to Defer Interest Payments

We may elect at one or more times to defer payment of interest on the subordinated debentures for one or more consecutive interest periods that do not exceed 10 years. We may defer payment of interest prior to, on or after the scheduled maturity date. We may not defer interest beyond September 15, 2066 or the earlier repayment or redemption in full of the subordinated debentures.

Deferred interest on the subordinated debentures will bear interest at the then applicable interest rate, compounded on each interest payment date, subject to applicable law. As used in this prospectus supplement, a “deferral period” refers to the period beginning on an interest payment date with respect to which we elect to defer interest and ending on the earlier of (i) the tenth anniversary of that interest payment date and (ii) the next interest payment date on which we have paid the deferred amount, all deferred amounts with respect to any subsequent period and all other accrued interest on the subordinated debentures.

We have agreed in the indenture that, after notice to the Federal Reserve and except to the extent that the Federal Reserve shall have disapproved:

•	immediately following the first interest payment date during the deferral period on which we elect to pay current interest or, if earlier, the fifth anniversary of the beginning of the deferral period, we will be required to sell qualifying warrants and non-cumulative perpetual preferred stock pursuant to the alternative payment mechanism unless we have delivered notice of a “market disruption event” and apply the “eligible proceeds”, as these terms are defined under “Market Disruption Event” and “Alternative Payment Mechanism” below, to the payment of any deferred interest (and compounded amounts) on the next interest payment date, and this requirement will continue in effect until the end of the deferral period; and

•	we will not pay deferred interest on the subordinated debentures (and compounded amounts thereon) from any source other than eligible proceeds except as contemplated by the following paragraph. We may pay current interest at all times from any available funds.

If the Federal Reserve has disapproved of the sale of qualifying warrants or non-cumulative perpetual preferred stock, we may pay interest from any source without a breach of our obligations under the indenture. In addition, if we sell qualifying warrants or non-cumulative perpetual preferred stock pursuant to the alternative payment mechanism but the Federal Reserve disapproves the use of the proceeds to pay deferred interest, we may use the proceeds for other purposes and continue to defer interest without a breach of our obligations under the indenture.

Although our failure to comply with the foregoing rules with respect to the alternative payment mechanism and payment of interest during a deferral period will be a breach of the indenture, it will not constitute an event of default under the indenture or give rise to a right of acceleration or similar remedy under the terms thereof.

If we are involved in a business combination where immediately after its consummation more than 50% of the surviving entity’s voting stock is owned by the shareholders of the other party to the business combination, then neither the foregoing rules nor the following paragraph will apply to any interest on the subordinated debentures that is deferred and unpaid as of the date of consummation of the business combination.

To the extent that we apply proceeds from the sale of qualifying warrants and non-cumulative perpetual preferred stock to pay interest, we will allocate the proceeds first to deferred payments of interest (and compounded amounts on such payments) in chronological order based on the date each payment was first deferred, subject to the “warrant issuance cap” and the “preferred stock issuance cap”, each as defined under “Alternative Payment Mechanism” below. If the deferral period continues for 10 years and, if at the expiration of such period, (i) no event of default under the indenture is continuing, (ii) we have been unable due to the warrant issuance cap and the preferred stock issuance cap to raise sufficient proceeds from the sale of qualifying warrants and preferred stock to pay all deferred interest (and compounded amounts) attributable to the portion of the deferral period prior to the date on which we became subject to the alternative payment mechanism, and (iii) we have not previously cancelled interest pursuant to this provision, then our obligation to pay any remaining deferred interest (and compounded amounts) attributable to that portion of the deferral period that we were unable to pay because of those caps will be permanently cancelled, as will the corresponding right of holders to receive distributions on the capital securities. If an event of default under the indenture is continuing at the end of a 10-year deferral period, the obligation to pay deferred interest or distributions on the capital securities will not be cancelled except to the extent described under “Limitation on Claims in the Event of Our Bankruptcy, Insolvency or Receivership” below.

At the end of a 10-year deferral period, we must pay all deferred interest that has not been cancelled. If we have paid all deferred interest (and compounded amounts) on the subordinated debentures that has not been cancelled, we can again defer interest payments on the subordinated debentures as described above.

If the property trustee is the sole holder of the subordinated debentures, we will give the property trustee and the indenture trustee written notice of our election to begin or extend a deferral period at least one business day before the earlier of:

•	the next date distributions on the capital securities and common securities are payable; and

•	the date the administrative trustees are required to give notice to holders of the capital securities of the record or payment date for the related distribution.

The property trustee will promptly give written notice of our election to begin or extend a deferral period to the holders of the capital securities.

If the property trustee is not the sole holder, or is not itself the holder, of the subordinated debentures, we will give the holders of the subordinated debentures and the indenture trustee written notice of our election to begin or extend a deferral period at least one business day before the record date for the next interest payment date.

Dividend and Other Payment Stoppages during Interest Deferral and under Certain Other Circumstances

We will agree that, so long as any subordinated debentures remain outstanding, if

•	there has occurred any event of which we have actual knowledge that with the giving of notice or lapse of time would become an event of default under the indenture and which we have not taken reasonable steps to cure;

•	we are in default regarding our payment of any obligations under our guarantee regarding the issuer; or

•	we have given notice of our election to defer interest payments but the related deferral period has not yet commenced or a deferral period is continuing,

then we will not, and will not permit any of our subsidiaries to, subject to the exceptions specified under the caption “Description of the Junior Subordinated Debentures—Covenants” in the attached prospectus:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment regarding, any of our capital stock;

•	except as required under “Repayment of Principal” below, and except for any partial payments of deferred interest that may be made as described under “—Alternative Payment Mechanism” below, make any payment of principal of, or interest or premium, if any, on, or repay, repurchase or redeem any of our debt securities that rank pari passu with or junior to the subordinated debentures; or

•	make any guarantee payments regarding any guarantee by us of the junior subordinated debentures of any of our subsidiaries if the guarantee ranks pari passu with or junior in interest to the subordinated debentures.

Our outstanding junior subordinated debentures contain comparable provisions that will restrict the payment of principal of, and interest on, and the repurchase or redemption of, any of the subordinated debentures as well as any guarantee payments on the guarantee of the subordinated debentures if any of the foregoing circumstances occur with respect to those securities.

In addition, if any deferral period lasts longer than one year, the limitation on our ability to redeem or repurchase any of our securities that rank pari passu with or junior in interest to the subordinated debentures will continue until the first anniversary of the date on which all deferred interest has been paid or cancelled.

If we are involved in a business combination where immediately after its consummation more than 50% of the surviving entity’s voting stock is owned by the shareholders of the other party to the business combination, then the immediately preceding paragraph will not apply to any deferral period that is terminated on the next interest payment date following the date of consummation of the business combination.

Alternative Payment Mechanism

Subject to the conditions described in “Option to Defer Interest Payments” above and to the exclusion described in “Market Disruption Events” below, if we defer interest on the subordinated debentures, we will be required, commencing not later than (i) the first interest payment date on which we pay current interest or (ii) the fifth anniversary of the commencement of the deferral period, to issue qualifying warrants and non-cumulative perpetual preferred stock that is subject to a replacement capital covenant similar to the replacement capital covenant applicable to the subordinated debentures and capital securities until we have raised an amount of eligible proceeds, as defined below, at least equal to the aggregate amount of accrued and unpaid deferred interest, including compound interest, on the subordinated debentures. We refer to this period as the “APM period” and to this method of funding the payment of accrued and unpaid interest as the “alternative payment mechanism.”

We have agreed to apply eligible proceeds raised during any deferral period pursuant to the alternative payment mechanism to pay deferred interest (and compounded amounts) on the subordinated debentures.

For each relevant interest payment date, “eligible proceeds” means the net proceeds (after underwriters’ or placement agents’ fees, commissions or discounts and other expenses relating to the issuance or sale) we have received during the 180-day period prior to that interest payment date from the issuance or sale of qualifying warrants or non-cumulative perpetual preferred stock up to the preferred stock issuance cap to persons that are not our subsidiaries.

“Qualifying warrants” means net share settled warrants to purchase our common stock that:

•	have an exercise price greater than the “current stock market price” of our common stock as of their date of issuance; and

•	we are not entitled to redeem for cash and the holders are not entitled to require us to repurchase for cash in any circumstances.

We intend to issue qualifying warrants with exercise prices at least 10% above the current stock market price of our common stock on the date of issuance. The “current stock market price” of our common stock on any date shall be the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions by the New York Stock Exchange or, if our common stock is not then listed on the New York Stock Exchange, as reported by the principal U.S. securities exchange on which our common stock is traded. If our common stock is not listed on any U.S. securities exchange on the relevant date, the “current stock market price” shall be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If our common stock is not so quoted, the “current stock market price” shall be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

Under the alternative payment mechanism, we are not required to issue qualifying warrants or non-cumulative perpetual preferred stock to the extent that (i) with respect to deferred interest attributable to the first 5 years of any deferral period (including compounded amounts thereon), the net proceeds of any issuance of qualifying warrants applied to pay interest on the subordinated debentures pursuant to the alternative payment mechanism, together with the net proceeds of all prior issuances of qualifying warrants so applied, would exceed an amount equal to 2% of the product of the average of the current stock market prices of our common stock on the 10 consecutive trading days ending on the second trading day immediately preceding the date of issuance multiplied by the total number of issued and outstanding shares of our common stock as of the date of our then most recent publicly available consolidated financial statements (the “warrant issuance cap”) or (ii) the net proceeds of any issuance of non-cumulative perpetual preferred stock applied to pay interest on the subordinated debentures pursuant to the alternative payment mechanism, together with the net proceeds of all prior issuances of non-cumulative perpetual preferred stock so applied, would exceed 25% of the aggregate principal amount of the subordinated debentures initially issued under the indenture (the “preferred stock issuance cap”). Once we reach the warrant issuance cap, we will not be required to issue more qualifying warrants under the alternative payment mechanism with respect to deferred interest attributable to the first 5 years of any deferral period (including compounded interest thereon) even if the amount referred to in clause (i) subsequently increases because of a subsequent increase in the current stock market price of our common stock or the number of outstanding shares of our common stock.

Although our failure to comply with our obligations with respect to the alternative payment mechanism will breach the indenture, it will not constitute an event of default thereunder or give rise to a right of acceleration or similar remedy under the terms thereof. The remedies of holders of the subordinated indenture and the capital securities will be limited in such circumstances as described under “Risk Factors—Limited Rights of Acceleration” above.

If, due to a market disruption event or otherwise, we were able to raise some, but not all, eligible proceeds necessary to pay all deferred interest (including compounded interest thereon) on any interest payment date, we will apply any available eligible proceeds to pay accrued and unpaid interest on the applicable interest payment date in chronological order subject to the warrant issuance cap and preferred stock issuance cap, and you will be entitled to receive your pro rata share of any amounts received on the subordinated debentures. If we have outstanding securities in addition to, and that rank pari passu with, the subordinated debentures under which we are obligated to sell qualifying warrants or non-cumulative perpetual preferred stock and apply the net proceeds to the payment of deferred interest or distributions, then on any date and for any period the amount of net proceeds received by us from those sales and available for payment of the deferred interest and distributions shall be applied to the subordinated debentures and those other securities on a pro rata basis in proportion to the total amounts that are due on the subordinated debentures and such securities, or on such other basis as the Federal Reserve may approve. Our $751 million principal amount of Series R Debentures and our $1,001 million principal amount of Series T Debentures rank pari passu with the subordinated debentures and would also obligate us to sell qualifying warrants or non-cumulative perpetual preferred stock and apply the net proceeds to the payment of deferred interest or distributions.

Market Disruption Events

A “market disruption event” means the occurrence or existence of any of the following events or sets of circumstances:

•	trading in securities generally on the New York Stock Exchange or any other national securities exchange or over-the-counter market on which our common stock and/or preferred stock is then listed or traded shall have been suspended or its settlement generally shall have been materially disrupted;

•	we would be required to obtain the consent or approval of our shareholders or a regulatory body (including, without limitation, any securities exchange) or governmental authority to issue qualifying warrants or non-cumulative perpetual preferred stock pursuant to the alternative payment mechanism or to issue qualifying capital securities pursuant to our repayment obligations described under “Repayment of Principal” below, and we fail to obtain that consent or approval notwithstanding our commercially reasonable efforts to obtain that consent or approval (including, without limitation, failing to obtain approval for such issuance if required from the Federal Reserve after having given notice to the Federal Reserve as required under the indenture); or

•	an event occurs and is continuing as a result of which the offering document for the offer and sale of qualifying warrants or non-cumulative perpetual preferred stock or qualifying capital securities, as the case may be, would, in our reasonable judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated in that offering document or necessary to make the statements in that offering document not misleading and either (a) the disclosure of that event, in our reasonable judgment, would have a material adverse effect on our business or (b) the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede our ability to consummate that transaction, provided that one or more events described under this bullet shall not constitute a market disruption event with respect to more than one semi-annual interest payment date (or after the scheduled maturity date, six consecutive monthly interest payment dates) in any APM period or, in the case of our obligations in connection with the repayment of principal described under “Repayment of Principal” below, more than six monthly interest payment dates (whether or not consecutive).

We will be excused from our obligations under the alternative payment mechanism in respect of any interest payment date if we provide written certification to the trustee (which the trustee will promptly forward upon receipt to each holder of record of capital securities) no more than 15 and no less than 10 business days in advance of that interest payment date certifying that:

•	a market disruption event was existing after the immediately preceding interest payment date; and

•	either (a) the market disruption event continued for the entire period from the business day immediately following the preceding interest payment date to the business day immediately preceding the date on which that certification is provided or (b) the market disruption event continued for only part of this period, but we were unable after commercially reasonable efforts to raise sufficient eligible proceeds during the rest of that period to pay all accrued and unpaid interest.

We will not be excused from our obligations under the alternative payment mechanism if we determine not to pursue or complete the sale of qualifying warrants or non-cumulative perpetual preferred stock due to pricing, dividend rate or dilution considerations.

Repayment of Principal

We must repay the principal amount of the subordinated debentures, together with accrued and unpaid interest, on September 29, 2036, subject to the limitations described below. We refer to September 29, 2036, as the “scheduled maturity date” of the subordinated debentures. If the scheduled maturity date falls on a day that is not a business day, the scheduled maturity date will be the following business day.

Our obligation to repay the subordinated debentures on the scheduled maturity date is limited. We are required to repay the subordinated debentures on the scheduled maturity date only to the extent that we have raised sufficient net proceeds from the issuance of qualifying capital securities, as described under “Replacement Capital Covenant” below, within a 180-day period ending on a notice date not more than 15 and not less than 10 business days prior to the scheduled maturity date. If we have not raised sufficient proceeds to permit repayment of all principal and accrued and unpaid interest on the subordinated debentures on the scheduled maturity date, the unpaid amount may remain outstanding from month to month until we have raised sufficient proceeds to permit repayment in full in accordance with the replacement capital covenant, we redeem the subordinated debentures or an event of default occurs.

We will agree in the indenture to use our commercially reasonable efforts (except as described below) to raise sufficient net proceeds from the issuance of qualifying capital securities in a 180-day period ending on a notice date not more than 15 and not less than 10 business days prior to the scheduled maturity date to permit repayment of the subordinated debentures in full on this date in accordance with the replacement capital covenant. We will further agree in the indenture that if we are unable for any reason to raise sufficient proceeds to permit payment in full on the scheduled maturity date, we will use our commercially reasonable efforts (except as described below) to raise sufficient proceeds to permit repayment on the next monthly interest payment date, and on each monthly interest payment date thereafter until the subordinated debentures are paid in full. Except under those circumstances, our failure to use our commercially reasonable efforts to raise these proceeds would be a breach of covenant under the indenture. However, in no event will such failure be an event of default thereunder.

Although under the replacement capital covenant, the principal amount of subordinated debentures that we may repay at any time may be based on the net cash proceeds from certain issuances during the applicable measurement period of common stock, rights to acquire common stock, debt exchangeable into equity and mandatorily convertible preferred stock in addition to qualifying capital securities, we have no obligation under the indenture to use commercially reasonable efforts to issue any securities other than qualifying capital securities or to use the proceeds of the issuance of any other securities to repay the subordinated debentures on the scheduled maturity date or at any time thereafter.

We generally have the right to modify or terminate the replacement capital covenant at any time without the consent of the holders of the subordinated debentures or the capital securities. We have the right, at our option, to amend the replacement capital covenant at any time to impose additional restrictions on the type or amount of common stock, rights to acquire common stock or securities convertible into common stock such as mandatorily convertible preferred stock or debt exchangeable into equity. Any such modification may further restrict our ability to repay, redeem or repurchase the subordinated debentures, including, for example, by not permitting us to count the proceeds of issuances of mandatorily convertible preferred stock, common stock, debt exchangeable into equity or rights to acquire common stock in determining the principal amount that we may repay. We have agreed in the indenture, however, that no such modification of the replacement capital covenant shall further restrict our ability to repay the subordinated debentures on or after the scheduled maturity date in connection with the issuance of qualifying capital securities, except with the consent of the holders of a majority by liquidation preference of the capital securities or, if the subordinated debentures have been distributed by the issuer, the holders of a majority by principal amount of the subordinated debentures.

Any principal amount of the subordinated debentures, together with accrued and unpaid interest, will be due and payable on September 15, 2066 (or if this day is not a business day, the following business day), which is the final repayment date for the subordinated debentures, regardless of the amount of qualifying capital securities we have issued and sold by that time.

Any unpaid amounts on the subordinated debentures that remain outstanding beyond the scheduled maturity date will bear interest at an annual rate equal to one-month LIBOR, as defined below, plus 2.32%, computed on the basis of a 360-day year and the actual number of days elapsed. We will pay interest on the subordinated debentures after the scheduled maturity date monthly in arrears on the last day of each calendar month (or if this day is not a business day, the following business day unless the payment date would fall in the next calendar month, in which case such payment will be made on the business day immediately before the scheduled payment date) beginning October 31, 2036, subject to our rights and obligations under “Option to Defer Interest Payments” and “Alternative Payment Mechanism” above. References in this prospectus supplement to “interest payment dates” after the scheduled maturity date are to these dates.

“Commercially reasonable efforts” to sell our qualifying capital securities means commercially reasonable efforts to complete the offer and sale of our qualifying capital securities to third parties that are not subsidiaries of ours in public offerings or private placements. We will not be considered to have made commercially reasonable efforts to effect a sale of qualifying capital securities if we determine to not pursue or complete such sale due to pricing, coupon, dividend rate or dilution considerations.

We will be excused from our obligation under the indenture to use commercially reasonable efforts to sell qualifying capital securities to permit repayment of the subordinated debentures under the terms of the replacement capital covenant if we provide written certification to the issuer (which the issuer will promptly forward upon receipt to each holder of record of capital securities) no more than 15 and no less than 10 business days in advance of the required repayment date certifying that:

•	a market disruption event was existing during the 180-day period preceding the date of the certificate or, in the case of any required repayment date after the scheduled maturity date, the 30-day period preceding the date of the certificate; and

•	either (a) the market disruption event continued for the entire 180-day period or 30-day period, as the case may be, or (b) the market disruption event continued for only part of the period, but we were unable after commercially reasonable efforts to raise sufficient net proceeds during the rest of that period to permit repayment of the subordinated debentures in full.

Net proceeds that we are permitted to apply to repayment of the subordinated debentures on and after the scheduled maturity date will be applied, first, to pay deferred interest to the extent of eligible proceeds under the alternative payment mechanism, second, to pay current interest that we are not paying from other sources and, third, to repay the principal of subordinated debentures, subject to a minimum principal amount of $5 million to be repaid on the scheduled maturity date or any monthly interest payment date; provided that if we are obligated to sell qualifying capital securities and apply the net proceeds to payments of principal of or interest on any outstanding securities in addition to the subordinated debentures, then on any date and for any period the amount of net proceeds received by us from those sales and available for such payments shall be applied to the subordinated debentures and those other securities having the same scheduled maturity date as the subordinated debentures pro rata in accordance with their respective outstanding principal amounts and none of such net proceeds shall be applied to any other securities having a later scheduled maturity date until the principal of and all accrued and unpaid interest on the subordinated debentures has been paid in full.

Our $751 million principal amount of Series R Debentures have a scheduled maturity date of August 17, 2036 and our $1,001 million principal amount of Series T Debentures have a scheduled maturity date of September 29, 2036 and both of these series contain comparable repayment provisions. Accordingly, if these debentures are outstanding on the scheduled maturity date of the subordinated debentures, we will be required to apply the proceeds of any qualifying capital securities to the repayment of such Series R Debentures before repaying the subordinated debentures and the Series T Debentures to be issued concurrently with the subordinated debentures.

For the purposes of calculating interest due on the subordinated debentures after the scheduled maturity date:

•	“One-month LIBOR” means, with respect to any monthly interest period, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a one-month period commencing on the first day of that monthly interest period that appears on Telerate Page 3750 as of 11:00 a.m. (London time) on the LIBOR determination date for that monthly interest period. If such rate does not appear on Moneyline Telerate Page 3750, one-month LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for a one-month period commencing on the first day of that monthly interest period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the calculation agent (after consultation with us), at approximately 11:00 a.m., London time on the LIBOR determination date for that monthly interest period. The calculation agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, one-month LIBOR with respect to that monthly interest period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of such quotations. If fewer than two quotations are provided, one-month LIBOR with respect to that monthly interest period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of the rates quoted by three major banks in New York City selected by the calculation agent, at approximately 11:00 a.m., New York City time, on the first day of that monthly interest period for loans in U.S. dollars to leading European banks for a one-month period commencing on the first day of that monthly interest period and in a principal amount of not less than $1,000,000. However, if fewer than three banks selected by the calculation agent to provide quotations are quoting as described above, one-month LIBOR for that monthly interest period will be the same as one-month LIBOR as determined for the previous monthly interest period or, in the case of the monthly interest period beginning on the scheduled maturity date, 5.33%. The establishment of one-month LIBOR for each monthly interest period by the calculation agent shall (in the absence of manifest error) be final and binding.

•	“Calculation agent” means JPMorgan Chase Bank, National Association, or any other firm appointed by us, acting as calculation agent.

•	“London banking day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London, England.

•	“LIBOR determination date” means the second London banking day immediately preceding the first day of the relevant monthly interest period.

•	“MoneyLine Telerate Page” means the display on Moneyline Telerate, Inc., or any successor service, on Telerate Page 3750 or any replacement page or pages on that service.

•	“Telerate Page 3750” means the display designated on page 3750 on MoneyLine Telerate Page (or such other page as may replace the 3750 page on the service or such other service as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. Dollar deposits).

Limitation on Claims in the Event of Our Bankruptcy, Insolvency or Receivership

The indenture provides that a holder of subordinated debentures, by that holder’s acceptance of the subordinated debentures, agrees that in certain events of our bankruptcy, insolvency or receivership prior to the redemption or repayment of its subordinated debentures, that holder of subordinated debentures will have no claim for, and thus no right to receive, optionally deferred and unpaid interest (including compounded interest thereon) that has not been settled through the application of the alternative payment mechanism to the extent the amount of such interest exceeds two years of accumulated and unpaid interest (including compounded interest thereon) on such holder’s subordinated debentures.

Distribution of Subordinated Debentures

As described above, the subordinated debentures may be distributed in exchange for the capital securities upon dissolution and liquidation of the issuer, after satisfaction of the issuer’s liabilities to its creditors. See “Summary of Terms of Capital Securities—Optional Liquidation of Issuer and Distribution of Subordinated Debentures to Holders” above.

If the subordinated debentures are distributed to the holders of capital securities, we anticipate that the depositary arrangements for the subordinated debentures will be substantially identical to those in effect for the capital securities. See “Global Preferred Securities; Book-Entry Issuance” in the attached prospectus.

Redemption

The subordinated debentures:

•	are repayable on the scheduled maturity date or thereafter as described under “Repayment of the Principal” above;

•	are redeemable, in whole or in part, at our option at any time on or after September 29, 2011 at their principal amount plus accrued and unpaid interest through the date of redemption;

•	are redeemable, in whole but not in part, at any time within 90 days after a “tax event” or a “capital treatment event” as defined below, at a redemption price equal to their principal amount plus accrued and unpaid interest to the date of redemption; and

•	are not subject to any sinking fund or similar provisions.

Any redemption of subordinated debentures will be subject to the restrictions described under “Replacement Capital Covenant” below. Moreover, under the Federal Reserve’s risk-based capital guidelines applicable to bank holding companies, any redemption of the subordinated debentures is subject to prior approval of the Federal Reserve.

For purposes of the above, a “tax event” means that JPMorgan Chase has requested and received an opinion of counsel experienced in such matters to the effect that, as a result of any:

•	amendment to or change in the laws or regulations of the United States or any political subdivision or taxing authority of or in the United States that is enacted or becomes effective after the initial issuance of the capital securities;

•	proposed change in those laws or regulations that is announced after the initial issuance of the capital securities;

•	official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of the capital securities; or

•	threatened challenge asserted in connection with an audit of us, the issuer or our subsidiaries, or a threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the subordinated debentures or the capital securities;

there is more than an insubstantial risk that:

•	the issuer is, or will be, subject to United States federal income tax with respect to income received or accrued on the subordinated debentures;

•	interest payable by us on the subordinated debentures is not, or will not be, deductible by us, in whole or in part, for United States federal income tax purposes; or

•	the issuer is, or will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

For purposes of the above, “capital treatment event” means the reasonable determination by JPMorgan Chase that, as a result of any:

•	amendment to, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of the capital securities;

•	proposed change in those laws or regulations that is announced after the initial issuance of the capital securities; or

•	official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of the capital securities;

there is more than an insubstantial risk that JPMorgan Chase will not be entitled to treat an amount equal to the liquidation amount of the capital securities as “Tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines of the Federal Reserve applicable to bank holding companies, as then in effect. See “Accounting Treatment; Regulatory Capital” above.

Events of Default

The indenture provides that any one or more of the following events with respect to the subordinated debentures that has occurred and is continuing constitutes an event of default:

•	default in the payment of any installment of interest, including compounded interest but not including cancelled interest, on any subordinated debenture for a period of 30 days after the due date, subject to our right to defer interest payments as described above under the caption “Option to Defer Interest Payments” above;

•	default in the payment of interest, including compounded interest but not including cancelled interest, in full on any subordinated debenture for a period of 30 days after the conclusion of a 10-year period following the commencement of any deferral period;

•	default in the payment of the principal of the subordinated debentures when due whether at maturity, upon redemption or otherwise, subject to the limitation described under “Repayment of Principal” above; or

•	some events of bankruptcy, insolvency and reorganization involving us.

If an event of default under the indenture arising from a default in the payment of interest of the type described in the second bullet point above has occurred and is continuing, the debenture trustee or the holders of at least 25% in aggregate outstanding principal amount of the subordinated debentures will have the right to declare the principal of, and accrued interest (including compounded interest) on, those securities to be due and payable immediately. If the debenture trustee or the holders of at least 25% of the aggregate outstanding principal amount of the subordinated debentures fail to make that declaration, then the holders of at least 25% in total liquidation amount of the capital securities then outstanding will have the right to do so. If an event of default under the indenture arising from events of bankruptcy, insolvency and reorganization involving us occurs, the principal of and accrued interest on the subordinated debentures will automatically, and without any declaration or other action on the part of the debenture trustee or any holder of subordinated debentures, become immediately due and payable. In case of any other event of default, there is no right to declare the principal amount of the subordinated debentures immediately payable.

In cases specified in the indenture, the holders of a majority in principal amount of the subordinated debentures or the holders of a majority in aggregate liquidation amount of the capital securities may, on behalf of all holders of the subordinated debentures, waive any default, except a default in the payment of principal or interest, or a default in the performance of a covenant or provision of the indenture which cannot be modified without the consent of each holder.

The holders of a majority of the aggregate outstanding principal amount of the subordinated debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee with respect to the subordinated debentures.

REPLACEMENT CAPITAL COVENANT

We have summarized below certain terms of the replacement capital covenant. This summary is not a complete description of the replacement capital covenant and is qualified in its entirety by the terms and provisions of the full document, which is available from us upon request.

In the replacement capital covenant we agree for the benefit of persons that buy, hold or sell a specified series of our long-term indebtedness ranking senior to the subordinated debentures (or in certain limited cases long-term indebtedness of our subsidiary, JPMorgan Chase Bank, National Association) that the subordinated debentures and capital securities will not be repaid, redeemed or repurchased by us or the issuer on or before September 15, 2056, unless

•	we have obtained the prior approval of the Federal Reserve if such approval is then required under the Federal Reserve’s capital guidelines; and

•	the principal amount repaid or the applicable redemption or repurchase price does not exceed the sum of:

•	the “applicable percentage” of the aggregate amount of net cash proceeds we and our subsidiaries have received since the most recent “measurement date” from the sale of common stock and rights to acquire common stock (including common stock and rights to acquire common stock issued pursuant to our dividend reinvestment plan or employee benefit plans); plus

•	100% of the aggregate amount of net cash proceeds we and our subsidiaries have received since the most recent measurement date from the sale of “mandatorily convertible preferred stock” and “debt exchangeable into equity”; plus

•	100% of the aggregate amount of net cash proceeds we and our subsidiaries have received since the most recent measurement date from the sale of “qualifying capital securities.”

“Applicable percentage” means one divided by (a) 75% with respect to any repayment, redemption or repurchase on or prior to September 15, 2016, (b) 50% with respect to any repayment, redemption or repurchase after September 15, 2016 and on or prior to September 15, 2036 and (c) 25% with respect to any repayment, redemption or repurchase after September 15, 2036.

“Measurement date” means, with respect to any repayment, redemption or repurchase of subordinated debentures or capital securities, the later of (a) the date 180 days prior to delivery of notice of such repayment or redemption or the date of such repurchase and (b) to the extent the subordinated debentures remain outstanding after September 29, 2036, the most recent date, if any, on which a notice of repayment or redemption was delivered in respect of, or on which we or the issuer repurchased, any subordinated debentures or capital securities.

“Mandatorily convertible preferred stock” means cumulative preferred stock with (a) no prepayment obligation on the part of the issuer thereof, whether at the election of the holders or otherwise, and (b) a requirement that the preferred stock converts into our common stock within three years from the date of its issuance.

“Qualifying capital securities” means securities (other than common stock, rights to acquire common stock and securities convertible into common stock, such as mandatorily convertible preferred stock and debt exchangeable into equity) that (a) qualify as our Tier 1 capital under the capital guidelines of the Federal Reserve as then in effect and applicable to bank holding companies and (b) in the determination of our Board of Directors, meet one of the following criteria:

•	in connection with any redemption or repurchase of subordinated debentures or capital securities on or prior to September 15, 2016:

•	subordinated debentures and guarantees issued by us with respect to trust preferred securities if the subordinated debentures and guarantees (a) rank pari passu with or junior to the subordinated debentures upon our liquidation, dissolution or winding-up, (b) have terms that are substantially similar to the terms of the subordinated debentures and guarantees described in this prospectus supplement and the attached prospectus and (c) are subject to a replacement capital covenant substantially similar to the replacement capital covenant applicable to the subordinated debentures or, to the extent approved by the Federal Reserve, have a “mandatory trigger provision”;

•	securities issued by us or our subsidiaries that (a) rank pari passu with or junior to the subordinated debentures upon our liquidation, dissolution or winding up, (b) are “non-cumulative”, (c) have no maturity or a maturity of at least 60 years and (d) are subject to a replacement capital covenant substantially similar to the replacement capital covenant applicable to the subordinated debentures or, to the extent approved by the Federal Reserve, have a “mandatory trigger provision”; or

•	securities issued by us or our subsidiaries that (a) rank pari passu or junior to other preferred stock of the issuer, (b) have no maturity or a maturity of at least 40 years, (c) are subject to a replacement capital covenant substantially similar to the replacement capital covenant applicable to the subordinated debentures, (d) are “non-cumulative” and (e) to the extent approved by the Federal Reserve, have a “mandatory trigger provision”; or

•	in connection with any repayment, redemption or repurchase of subordinated debentures or capital securities after September 15, 2016 and on or prior to September 15, 2036:

•	all securities that would be “qualifying capital securities” prior to September 15, 2016;

•	securities issued by us or our subsidiaries that (a) rank pari passu with or junior to the subordinated debentures upon our liquidation, dissolution or winding up, (b) have no maturity or a maturity of at least 60 years, (c) are subject to a replacement capital covenant substantially similar to the replacement capital covenant applicable to the subordinated debentures and (d) have an “optional deferral provision”;

•	securities issued by us or our subsidiaries that (a) rank pari passu with or junior to the subordinated debentures upon our liquidation, dissolution or winding up, (b) are “non-cumulative” and (c) have no maturity or a maturity of at least 60 years;

•	securities issued by us or our subsidiaries that (a) rank pari passu with or junior to the subordinated debentures upon our liquidation, dissolution or winding up, (b) are “non-cumulative”, (c) have no maturity or a maturity of at least 40 years and (d) are subject to a replacement capital covenant substantially similar to the replacement capital covenant or, to the extent approved by the Federal Reserve, have a “mandatory trigger provision”;

•	securities issued by us or our subsidiaries that (a) rank pari passu with our junior subordinated deferrable interest debentures issued to JPMorgan Chase Capital XVII and the guarantees thereof, (b) are “non-cumulative”, (c) to the extent approved by the Federal Reserve, have a “mandatory trigger provision” and (d) have no maturity or a maturity of at least 60 years;

•	cumulative preferred stock issued by us or our subsidiaries that (A) has no prepayment obligation on the part of the issuer thereof, whether at the election of the holders or otherwise, and (B) (1) has no maturity or a maturity of at least 60 years and (2) is subject to a replacement capital covenant substantially similar to the replacement capital covenant applicable to the subordinated debentures; or

•	other securities issued by us or our subsidiaries that (A) rank upon our liquidation, dissolution or winding-up either (1) pari passu with or junior to the subordinated debentures or (2) pari passu with the claims of our trade creditors and junior to all of our long-term indebtedness for money borrowed (other than our long-term indebtedness for money borrowed from time to time outstanding that by its terms ranks pari passu with such securities on our liquidation, dissolution or winding-up); and (B) are “non-cumulative” and either (x) have no maturity or a maturity of at least 40 years and, to the extent approved by the Federal Reserve, have a “mandatory trigger provision” or (y) have no maturity or a maturity of at least 25 years and are subject to a replacement capital covenant substantially similar to the replacement capital covenant applicable to the subordinated debentures and, to the extent approved by the Federal Reserve, have a “mandatory trigger provision”; or

•	in connection with any repayment, redemption or repurchase of subordinated debentures at any time, after September 15, 2036:

•	all of the types of securities that would be “qualifying capital securities” prior to September 15, 2036;

•	our preferred stock that (a) has no maturity or a maturity of at least 60 years and (b) has an “optional deferral provision”;

•	securities issued by us or our subsidiaries that (a) rank pari passu with or junior to the subordinated debentures upon our liquidation, dissolution or winding up, (b) either (x) have no maturity or a maturity of at least 60 years or (y) have no maturity or a maturity of at least 30 years and are subject to a replacement capital covenant substantially similar to the replacement capital covenant and (c) have an “optional deferral provision”;

•	securities issued by us or our subsidiaries that (a) rank pari passu with our junior subordinated deferrable interest debentures issued to JPMorgan Chase Capital XVII and the guarantees thereof, (b) to the extent approved by the Federal Reserve, have a “mandatory trigger provision” and (c) have no maturity or a maturity of at least 30 years; or

•	cumulative preferred stock issued by us or our subsidiaries that either (1) has no maturity or a maturity of at least 60 years or (2) has a maturity of at least 40 years and is subject to a replacement capital covenant substantially similar to the replacement capital covenant applicable to the subordinated debentures.

“Debt exchangeable for equity” means a security (or combination of securities) that (a) gives the holder a beneficial interest in (i) our debt securities that are “non-cumulative” and that are our most junior subordinated debt (or rank pari passu with our most junior subordinated debt) and (ii) a fractional interest in a stock purchase contract, (b) includes a remarketing feature pursuant to which our subordinated debt is remarketed to new investors within 5 years from the date of issuance of the security or earlier in the event of an early settlement event based on (i) our capital ratios, (ii) our capital ratios as anticipated by the Federal Reserve, or (iii) the dissolution of the issuer of such debt exchangeable into equity, (c) provides for the proceeds raised in the remarketing to be used to purchase qualifying non-cumulative preferred stock, (d) includes a replacement capital covenant substantially similar to the replacement capital covenant applicable to the subordinated debentures, provided that such replacement capital covenant will apply to such security (or combination of securities) and to the qualifying non-cumulative preferred stock and will not include debt exchangeable into equity in the definition of “qualifying capital securities”, and (e) after the issuance of such qualifying non-cumulative preferred stock, provides the holder of the security with a beneficial interest in such qualifying non-cumulative preferred stock.

“Mandatory trigger provision” means as to any security or combination of securities, provisions in the terms thereof or of the related transaction agreements that (a) require, or at its option in the case of non-cumulative perpetual preferred stock permit, the issuer of such security or combination of securities to make payment of distributions on such securities only pursuant to the issuance and sale of rights to purchase our common stock or non-cumulative perpetual preferred stock, within two years of our failure to satisfy one or more financial tests set forth in the terms of such securities or related transaction agreements, in amount such that the net proceeds of such sale are at least equal to the amount of unpaid distributions on such securities (including without limitation all deferred and accumulated amounts), and in either case require the application of the net proceeds of such sale to pay such unpaid distributions, (b) in the case of securities other than non-cumulative perpetual preferred stock, prohibit us from repurchasing any of our common stock prior to the date six months after the issuer applies the net proceeds of the sales described in clause (a) to pay such unpaid distributions in full and (c) upon any liquidation, dissolution, winding up, reorganization or in connection with any insolvency, receivership or proceeding under any bankruptcy law with respect to us, limit the claim of the holders of such securities (other than non-cumulative perpetual preferred stock) for distributions that accumulate during a period in which we fail to satisfy one or more financial tests set forth in the terms of such securities or related transaction agreements to (x) 25% of the principal amount of such securities then outstanding in the case of securities not permitting the issuance and sale pursuant to the provisions described in clause (a) above of securities other than rights to acquire common stock or (y) two years of accumulated and unpaid distributions (including compounded amounts thereon) in all other cases. No remedy other than “permitted remedies” will arise by the terms of such securities or related transaction agreements in favor of the holders of such securities as a result of the issuer’s failure to pay distributions because of the mandatory trigger provision or as a result of the issuer’s exercise of its right under an optional deferral provision until distributions have been deferred for one or more distribution periods that total together at least 10 years.

“Non-cumulative” means, with respect to any securities, that the issuer may elect not to make any number of periodic distributions or interest payments without any remedy arising under the terms of the securities or related agreements in favor of the holders, other than one or more “permitted remedies.” Securities that include provisions requiring us to issue non-cumulative perpetual preferred stock and rights to purchase our common stock and apply the proceeds to pay unpaid distributions on terms substantially similar to the terms of the alternative payment mechanism with respect to the subordinated debentures shall also be deemed to be “non-cumulative” for all purposes of the replacement capital covenant other than the definition of qualifying non-cumulative preferred stock.

“Optional deferral provision” means, as to any securities, a provision in the terms thereof or of the related transaction agreements to the following effect:

•	the issuer of such securities may, in its sole discretion, defer in whole or in part payment of distributions on such securities for one or more consecutive distribution periods of up to 5 years or, if an event substantially similar to a market disruption event as described in this prospectus supplement is continuing, 10 years, without any remedy other than permitted remedies and the obligation described below; and

•	if the issuer of such securities has exhausted its right to defer distributions and no event substantially similar to a market disruption event is continuing, the issuer will be obligated to issue rights to purchase common stock and/or non-cumulative perpetual preferred stock in an amount such that the net proceeds of such sale equal or exceed the amount of unpaid distributions on such securities (including without limitation all deferred and accumulated amounts) and to apply the net proceeds of such sale to pay such unpaid distributions in full.

“Permitted remedies” means, with respect to any securities, one or more of the following remedies: (a) rights in favor of the holders of such securities permitting such holders to elect one or more directors of the issuer (including any such rights required by the listing requirements of any stock or securities exchange on which such securities may be listed or traded), and (b) complete or partial prohibitions on the issuer paying distributions on or repurchasing common stock or other securities that rank pari passu with or junior as to distributions to such securities for so long as distributions on such securities, including unpaid distributions, remain unpaid.

“Qualifying non-cumulative preferred stock” means non-cumulative perpetual preferred stock issued by us or our subsidiaries that ranks pari passu with or junior to other preferred stock of the issuer.

Our ability to raise proceeds from qualifying capital securities, mandatorily convertible preferred stock, common stock, debt exchangeable into equity and rights to acquire common stock during the applicable measurement period with respect to any repayment, repurchase or redemption of subordinated debentures or capital securities will depend on, among other things, market conditions at that time as well as the acceptability to prospective investors of the terms of those securities.

The replacement capital covenant is made for the benefit of persons that buy, hold or sell the specified series of long-term indebtedness. It may not be enforced by the holders of the capital securities or the subordinated debentures. Any amendment or termination of our obligations under the replacement capital covenant, other than one the effect of which is solely to impose additional restrictions on our ability to repay, redeem or repurchase subordinated debentures and capital securities in any circumstance or that is not adverse to the holders of the specified series of indebtedness benefiting from the replacement capital covenant, will require the consent of the holders of at least a majority by principal amount of that series of indebtedness.

The initial series of indebtedness benefiting from our replacement capital covenant is our 5.875% Junior Subordinated Deferrable Interest Debentures, Series O, due 2035. The replacement capital covenant includes provisions requiring us to redesignate a new series of indebtedness if the covered series of indebtedness approaches maturity, becomes subject to a redemption notice or is reduced to less than $100,000,000 in outstanding principal amount, subject to additional procedures. We expect that, at all times prior to September 15, 2056, we will be subject to the replacement capital covenant and, accordingly, restricted in our ability to repay, redeem or repurchase the subordinated debentures or the capital securities.

We have the right, at our option, to amend the replacement capital covenant at any time to impose additional restrictions on the type or amount of common stock, rights to acquire common stock or securities convertible into common stock such as mandatorily convertible preferred stock or debt exchangeable into equity that we may include for purposes of determining the extent to which repayment, redemption or repurchase of the subordinated debentures or capital securities is permitted in accordance with the replacement capital covenant. An amendment imposing these additional restrictions would require neither the consent of holders of subordinated debentures or capital securities, nor the consent of holders of the specified series of indebtedness benefiting from the replacement capital covenant.

With respect to qualifying capital securities, on the other hand, we have agreed in the indenture for the subordinated debentures that we will not amend the replacement capital covenant to impose additional restrictions on the type or amount of qualifying capital securities that we may include for purposes of determining when repayment, redemption or repurchase of the subordinated debentures or capital securities is permitted, except with the consent of holders of a majority by liquidation amount of the capital securities or, if the subordinated debentures have been distributed by the issuer, a majority by principal amount of the subordinated debentures.

GUARANTEE OF CAPITAL SECURITIES

Under the guarantee, JPMorgan Chase will guarantee certain payment obligations of the issuer. For a description of the terms of our guarantee, see “Description of the Guarantees” in the attached prospectus. The trust agreement provides that, by your acceptance of capital securities, you agree to the provisions of the guarantee and the indenture.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

This section describes the material United States federal income tax consequences of owning the capital securities. It applies to you only if you acquire capital securities upon their original issuance at their original offering price and you hold your capital securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	a life insurance company;

•	a tax-exempt organization;

•	a person that owns capital securities that are a hedge or that are hedged against interest rate risks;

•	a person that owns capital securities as part of a straddle or conversion transaction for tax purposes; or

•	a United States Holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the capital securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the capital securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the capital securities.

The subordinated debentures are a novel financial instrument, and there is no clear authority addressing their federal income tax treatment. We have not sought any rulings concerning the treatment of the subordinated debentures, and the opinion of our special tax counsel is not binding on the IRS. Investors should consult their tax advisors in determining the specific tax consequences and risks to them of purchasing, holding and disposing of the capital securities, including the application to their particular situation of the United States federal income tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

Classification of the Subordinated Debentures

In connection with the issuance of the subordinated debentures, Sullivan & Cromwell LLP, special tax counsel to us and to the issuer, will render its opinion to us and the issuer generally to the effect that, under then current law and assuming full compliance with the terms of the indenture and other relevant documents, and based on the facts, assumptions and analysis contained in that opinion, as well as representations we made, the subordinated debentures held by the issuer will be respected as indebtedness of JPMorgan Chase for United States federal income tax purposes (although the matter is not free from doubt). The remainder of this discussion assumes that the subordinated debentures will not be recharacterized as other than indebtedness of JPMorgan Chase.

Classification of JPMorgan Chase Capital XIX

In connection with the issuance of the capital securities, Sullivan & Cromwell LLP will render its opinion to us and to the issuer generally to the effect that, under then current law and assuming full compliance with the terms of the trust agreement, the indenture and other relevant documents, and based on the facts and assumptions contained in that opinion, the issuer will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each holder of capital securities generally will be considered the owner of an undivided interest in the subordinated debentures. Each holder will be required to include in its gross income all interest or original issue discount (“OID”) and any gain recognized relating to its allocable share of those subordinated debentures.

United States Holders

This subsection describes the tax consequences to a “United States Holder.” You are a United States Holder if you are a beneficial owner of a capital security and you are:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•	a trust if (1) a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust, or (2) such trust has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

As used in this summary, the term “non-United States Holder” means a beneficial owner that is not a United States Holder. If you are a non-United States Holder, this subsection does not apply to you and you should refer to “Non-United States Holders” below.

Interest Income and Original Issue Discount

Under applicable Treasury regulations, a “remote” contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with OID. We believe that the likelihood of our exercising our option to defer payments is remote within the meaning of the regulations. Based on the foregoing, we believe that the subordinated debentures will not be considered to be issued with OID at the time of their original issuance. Accordingly, each holder of capital securities should include in gross income that holder’s allocable share of interest on the subordinated debentures in accordance with that holder’s method of tax accounting.

Under the applicable Treasury Regulations, if the option to defer any payment of interest was determined not to be “remote”, or if we exercised that option, the subordinated debentures would be treated as issued with OID at the time of issuance or at the time of that exercise, as the case may be, then, all stated interest on the subordinated debentures would thereafter be treated as OID as long as the subordinated debentures remained outstanding. In that event, all of a holder’s taxable interest income relating to the subordinated debentures would constitute OID that would have to be included in income on an economic accrual basis before the receipt of the cash attributable to the interest, regardless of that United States Holder’s method of tax accounting, and actual distributions of stated interest would not be reported as taxable income. Consequently, a holder of capital securities would be required to include in gross income OID even though neither we nor the issuer make actual payments on the subordinated debentures, or on the capital securities, as the case may be, during a deferral period.

We believe, and the following discussion assumes, that, if the option to defer any payment of interest was exercised, the likelihood of any deferred interest being ultimately cancelled as a result of the application of the caps on the amount of securities we are required to sell under the alternative payment mechanism, as described in “Summary of Terms of Subordinated Debentures—Option to Defer Interest Payments,” will be remote within the meaning of the regulations and will therefore not affect the calculation of interest at that time. In the event that deferred interest was ultimately cancelled, United States Holder’s would recognize a loss in the amount of the cancelled interest that the United States Holder had previously accrued in income. The character of such loss as ordinary or capital would be unclear. The subordinated debentures would then be treated as contingent payment debt instruments issued on the date such deferred interest was cancelled for purposes of the OID rules governing the amount, timing and character of income, gain or loss realized with respect to the subordinated debentures.

No rulings or other interpretations have been issued by the IRS which have addressed the meaning of the term “remote” as used in the applicable Treasury Regulations, and it is possible that the IRS could take a position contrary to the interpretation in this prospectus supplement.

Because income on the capital securities will constitute interest or OID, corporate holders of capital securities will not be entitled to a dividends-received deduction relating to any income recognized relating to the capital securities.

Receipt of Subordinated Debentures or Cash Upon Liquidation of the Issuer

We may liquidate the issuer at any time, in which case the subordinated debentures will be distributed to holders in exchange for the capital securities, as described under “Summary of Terms of Capital Securities—Optional Liquidation of Issuer and Distribution of Subordinated Debentures to Holders.” Under current law, that distribution, for United States federal income tax purposes, would be treated as a non-taxable event to each United States Holder, and each United States Holder would receive an aggregate tax basis in the subordinated debentures equal to that holder’s aggregate tax basis in its capital securities. A United States Holder’s holding period in the subordinated debentures received in liquidation of the issuer would include the period during which the capital securities were held by that holder.

Under the circumstances described in this prospectus supplement, the subordinated debentures may be redeemed by us for cash and the proceeds of that redemption distributed by the issuer to holders in redemption of their capital securities. Under current law, that redemption would, for United States federal income tax purposes, constitute a taxable disposition of the redeemed capital securities. Accordingly, a United States Holder would recognize gain or loss as if it had sold those redeemed capital securities for cash. See “Sales of Capital Securities” and “Summary of Terms of Capital Securities—Redemption.”

Sales of Capital Securities

A United States Holder that sells capital securities will be considered to have disposed of all or part of its ratable share of the subordinated debentures. That United States Holder will recognize gain or loss equal to the difference between its adjusted tax basis in the capital securities and the amount realized on the sale of those capital securities. Assuming that we do not exercise our option to defer payments of interest on the subordinated debentures and that the subordinated debentures are not deemed to be issued with OID, a United States Holder’s adjusted tax basis in the capital securities generally will be its initial purchase price. If the subordinated debentures are deemed to be issued with OID, a United States Holder’s tax basis in the capital securities generally will be its initial purchase price, increased by OID previously includible in that United States Holder’s gross income to the date of disposition and decreased by distributions or other payments received on the capital securities since and including the date that the subordinated debentures were deemed to be issued with OID. That gain or loss generally will be a capital gain or loss, except to the extent of any accrued interest relating to that

United States Holder’s ratable share of the subordinated debentures required to be included in income, and generally will be long-term capital gain or loss if the capital securities have been held for more than one year.

Should we exercise our option to defer payment of interest on the subordinated debentures, the capital securities may trade at a price that does not fully reflect the accrued but unpaid interest relating to the underlying subordinated debentures. In the event of that deferral, a United States Holder who disposes of its capital securities between record dates for payments of distributions will be required to include in income as ordinary income accrued but unpaid interest on the subordinated debentures to the date of disposition and to add that amount to its adjusted tax basis in its ratable share of the underlying subordinated debentures deemed disposed of. To the extent the selling price is less than the holder’s adjusted tax basis, that holder will recognize a capital loss. Capital losses generally cannot be applied to offset ordinary income for United States federal income tax purposes.

Information Reporting and Backup Withholding

Generally, income on the capital securities will be subject to information reporting. In addition, United States Holders may be subject to a backup withholding tax on those payments if they do not provide their taxpayer identification numbers to the trustee in the manner required, fail to certify that they are not subject to backup withholding tax, or otherwise fail to comply with applicable backup withholding tax rules. United States Holders may also be subject to information reporting and backup withholding tax with respect to the proceeds from a sale, exchange, retirement or other taxable disposition (collectively, a “disposition”) of the capital securities. Any amounts withheld under the backup withholding rules will be allowed as a credit against the United States Holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

Non-United States Holders

Assuming that the subordinated debentures will be respected as indebtedness of JPMorgan Chase, under current United States federal income tax law, no withholding of United States federal income tax will apply to a payment on a capital security to a non-United States Holder under the “Portfolio Interest Exemption”, provided that:

•	that payment is not effectively connected with the holder’s conduct of a trade or business in the United States;

•	the non-United States Holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of our stock entitled to vote;

•	the non-United States Holder is not a controlled foreign corporation that is related directly or constructively to us through stock ownership; and

•	the non-United States Holder satisfies the statement requirement by providing to the withholding agent, in accordance with specified procedures, a statement to the effect that that holder is not a United States person (generally through the provision of a properly executed Form W-8BEN).

If a non-United States Holder cannot satisfy the requirements of the Portfolio Interest Exemption described above, payments on the capital securities (including payments in respect of OID, if any, on the capital securities) made to a non-United States Holder should be subject to a 30 percent United States federal withholding tax, unless that holder provides the withholding agent with a properly executed statement (i) claiming an exemption from or reduction of withholding under an applicable United States income tax treaty; or (ii) stating that the payment on the capital security is not subject to withholding tax because it is effectively connected with that holder’s conduct of a trade or business in the United States.

If a non-United States Holder is engaged in a trade or business in the United States (or, if certain tax treaties apply, if the non-United States Holder maintains a permanent establishment within the United States) and the interest on the capital securities is effectively connected with the conduct of that trade or business (or, if certain tax treaties apply, attributable to that permanent establishment), that non-United States Holder will be subject to United States federal income tax on the interest on a net income basis in the same manner as if that non-United States Holder were a United States Holder. In addition, a non-United States Holder that is a foreign corporation that is engaged in a trade or business in the United States may be subject to a 30 percent (or, if certain tax treaties apply, those lower rates as provided) branch profits tax.

If, contrary to the opinion of our special tax counsel, subordinated debentures held by the issuer were recharacterized as equity of JPMorgan Chase, payments on the subordinated debentures would generally be subject to U.S. withholding tax imposed at a rate of 30% or such lower rate as might be provided for by an applicable income tax treaty.

Any gain realized on the disposition of a capital security generally will not be subject to United States federal income tax unless:

•	that gain is effectively connected with the non-United States Holder’s conduct of a trade or business in the United States (or, if certain tax treaties apply, is attributable to a permanent establishment maintained by the non-United States Holder within the United States); or

•	the non-United States Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

In general, backup withholding and information reporting will not apply to a distribution on a capital security to a non-United States Holder, or to proceeds from the disposition of a capital security by a non-United States Holder, in each case, if the holder certifies under penalties of perjury that it is a non-United States Holder and neither we nor our paying agent has actual knowledge to the contrary. Any amounts withheld under the backup withholding rules will be allowed as a credit against the non-United States Holder’s United States federal income tax liability provided the required information is timely furnished to the IRS. In general, if a capital security is not held through a qualified intermediary, the amount of payments made on that capital security, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS.

THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE CAPITAL SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

UNDERWRITING

JPMorgan Chase, the issuer and the underwriters named below have entered into an underwriting agreement relating to the offer and sale of the capital securities. In the underwriting agreement, the issuer has agreed to sell to each underwriter, and each underwriter has agreed to purchase from the issuer, the number of capital securities set forth opposite its name below:

Name	Number of Capital Securities
J.P. Morgan Securities Inc.	3,151,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	3,151,000
Morgan Stanley & Co. Incorporated	3,151,000
UBS Securities LLC	3,151,000
Wachovia Capital Markets, LLC	3,151,000
Bear, Stearns & Co. Inc.	200,000
Fidelity Capital Markets Services, a division of National Financial Services LLC	200,000
RBC Dain Rauscher Inc.	200,000
Wells Fargo Securities, LLC	200,000
ABN AMRO Incorporated	130,000
Banc of America Securities LLC	130,000
BNP Paribas Securities Corp.	130,000
Charles Schwab & Co., Inc.	130,000
Deutsche Bank Securities Inc.	130,000
H&R Block Financial Advisors, Inc.	130,000
HSBC Securities (USA) Inc.	130,000
Legg Mason Wood Walker, Incorporated	130,000
KeyBanc Capital Markets, a division of McDonald Investments Inc.	130,000
Morgan Keegan & Company, Inc.	130,000
Oppenheimer & Co.	130,000
Piper Jaffray & Co.	130,000
Raymond James & Associates, Inc.	130,000
Sanders Morris Harris Group Inc.	130,000
TD Ameritrade, Inc.	130,000
BB&T Capital Markets, a division of Scott and Stringfellow, Inc.	65,000
B. C. Ziegler and Company	65,000
Blaylock & Company, Inc.	65,000
C.L. King & Associates, Inc.	65,000
Comerica Securities, Inc.	65,000
Crowell, Weedon & Company	65,000
D.A. Davidson & Co.	65,000
Davenport & Company LLC	65,000
Doley Securities, LLC	65,000
Ferris, Baker Watts, Incorporated	65,000
Fifth Third Securities, Inc.	65,000
Guzman & Company	65,000
J.J.B. Hilliard, W.L. Lyons, Inc.	65,000
Janney Montgomery Scott LLC	65,000
Keefe, Bruyette & Woods, Inc.	65,000
Loop Capital Markets, LLC	65,000
Mesirow Financial, Inc.	65,000
Pershing LLC	65,000
Robert W. Baird & Co. Incorporated	65,000
Southwest Securities, Inc.	65,000
Stifel, Nicolaus & Company, Incorporated	65,000
SunTrust Capital Markets, Inc.	65,000
The Williams Capital Group, L.P.	65,000

Total	20,000,000

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase the capital securities from the issuer, are several and not joint. Those obligations are also subject to the satisfaction of certain conditions in the underwriting agreement. The underwriters have agreed to purchase all of the capital securities if any are purchased.

The underwriters have advised us that they propose to offer the capital securities to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the capital securities to selected dealers at the public offering price minus a selling concession of up to $0.50 per capital security. In addition, the underwriters may allow, and those selected dealers may reallow, a selling concession of up to $0.45 per capital security to certain other dealers. After the initial public offering, the underwriters may change the public offering price and any other selling terms.

We have granted an option to the underwriters to purchase up to 3,000,000 additional capital securities at the public offering price less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus supplement solely to cover any over-allotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional capital securities proportionate to that underwriter’s initial amount reflected in the table above.

In view of the fact that the issuer is using the proceeds from the sale of the capital securities to purchase the subordinated debentures, JPMorgan Chase has agreed that:

•	we will pay the underwriters compensation for their arrangement of that investment in an amount equal to $0.7875 per capital security; and

•	we will pay our expenses and the expenses of the issuer related to this offering, which we estimate will be $450,000.

In addition, we and the issuer have agreed:

•	to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Act”); and

•	that until the closing of the sale of the capital securities, we will not, without the consent of the underwriters, offer or sell any securities of the issuer or JPMorgan Chase that are substantially similar to the capital securities.

The capital securities are a new issue of securities, and there is currently no established trading market for the capital securities. We have applied to list the capital securities on the New York Stock Exchange. We expect trading of the capital securities on the New York Stock Exchange to begin within a 30-day period after the initial issuance of the capital securities. The underwriters have advised us that they intend to make a market in the capital securities prior to the date trading on the New York Stock Exchange begins. However, they are not obligated to do so and may discontinue any market making in the capital securities at any time in their sole discretion. Therefore, we cannot assure you that a liquid trading market for the capital securities will develop, that you will be able to sell your capital securities at a particular time or that the price you receive when you sell will be favorable.

In order to meet one of the requirements for listing the capital securities on the New York Stock Exchange, the underwriters have undertaken to sell lots of 100 or more of the capital securities to a minimum of 400 beneficial holders.

Because the National Association of Securities Dealers, Inc. (“NASD”) is expected to view the capital securities offered hereby as interests in a direct participation program, the offering is being made in compliance with Rule

2810 of the NASD’s Conduct Rules. The underwriters may not confirm sales to any accounts over which they exercise discretionary authority without the prior written approval of the transaction by the customer.

JPMorgan Chase’s affiliates, including J.P. Morgan Securities Inc., may use this prospectus supplement and the attached prospectus in connection with offers and sales of the capital securities in the secondary market. These affiliates may act as principal or agent in those transactions. Secondary market sales will be made at prices related to prevailing market prices at the time of sale.

In connection with this offering, J.P. Morgan Securities Inc. may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves sales in excess of the offering size, which create a short position for the underwriters. Stabilizing transactions involve bids to purchase the capital securities in the open market for the purpose of pegging, fixing or maintaining the price of the capital securities. Syndicate covering transactions involve purchases of the capital securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the managing underwriter to reclaim a selling concession from a syndicate member when the capital securities originally sold by that syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the capital securities to be higher than it would otherwise be in the absence of those transactions. If J.P. Morgan Securities Inc. engages in stabilizing, syndicate covering transactions or penalty bids it may discontinue them at any time.

Certain of the underwriters engage in transactions with and perform services for us and our affiliates in the ordinary course of business.

The issuer will deliver the capital securities to the underwriters at the closing of this offering when the underwriters pay the issuer the purchase price of the capital securities. The underwriting agreement provides that the closing will occur on September 28, 2006, which is 5 business days after the date of this prospectus supplement. Rule 15c6-1 under the Securities Exchange Act of 1934 generally requires that securities trades in the secondary market settle in three business days, unless the parties to a trade expressly agree otherwise.

VALIDITY OF SECURITIES

Richards, Layton & Finger, P.A., special Delaware counsel to JPMorgan Chase and the issuer, will opine on certain matters of Delaware law relating to the validity of the capital securities, the enforceability of the trust agreement and the formation of the issuer. The validity of the guarantee and the subordinated debentures will be passed upon for JPMorgan Chase and the issuer by Simpson Thacher & Bartlett LLP. The validity of the guarantee and the subordinated debentures will be passed upon for the underwriters by Sullivan & Cromwell LLP, New York, New York. Sullivan & Cromwell LLP also advised JPMorgan Chase as to certain United States federal income taxation matters. Certain other matters will be passed upon for the underwriters by Cravath, Swaine & Moore LLP. Sullivan & Cromwell LLP and Cravath, Swaine & Moore LLP have represented and continue to represent JPMorgan Chase and its subsidiaries in a substantial number of matters on a regular basis.